UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MASTEC, INC.

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MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(305) 599-1800

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2022 Annual Meeting of Shareholders of MasTec, Inc. will be held on May 19, 2022, at 8:30 a.m., local time, via remote communication as more fully described below.

At the Annual Meeting, shareholders will be asked to vote on the following proposals:

1.     The election of C. Robert Campbell, Robert J. Dwyer and Ava L. Parker as Class III directors to serve until the 2025 Annual Meeting of Shareholders.

2.     Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

3.     Approval of a non-binding advisory resolution regarding the compensation of our named executive officers (“NEOs”).

4.     Such other business as may properly be brought before the 2022 Annual Meeting of Shareholders (“Annual Meeting”), and at any adjournments or postponements of the Annual Meeting.

The foregoing proposals are discussed more fully in the Proxy Statement accompanying this notice. Shareholders of record at the close of business on March 14, 2022, are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, which we refer to as the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials on or about April 6, 2022, to our shareholders of record on March 14, 2022. The Notice of Internet Availability of Proxy Materials contains instructions for accessing our Proxy Statement and Annual Report and how to vote. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of our directors, officers, employees and shareholders, we have made the decision that this year’s Annual Meeting will be held solely by remote communication, in a “virtual only” format, on May 19, 2022, at 8:30 am. The Annual Meeting will not be held at a physical location and you will not be able to attend the Annual Meeting physically. This does not represent a change in our shareholder engagement philosophy. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 14, 2022, the record date (the “Record Date”) or hold a legal proxy for the meeting provided by your bank, broker, or nominee. In order to attend the virtual Annual Meeting, shareholders of record as of the close of business on March 14, 2022, must register via the internet at www.virtualshareholdermeeting.com/MTZ2022. Once registered, shareholders can attend and vote at the virtual Annual Meeting via the internet. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulties accessing the virtual meeting, follow instructions provided on www.virtualshareholdermeeting.com/MTZ2022. A list of shareholders of record as of the Record Date will be available for inspection by shareholders during the Annual Meeting on the Annual Meeting website. Requests to access the list during the 10 days prior to the date of the Annual Meeting should be directed to the Corporate Secretary at Secretary@MasTec.com. It is important that you read the Proxy Materials, including the Company’s Notice of 2022 Annual Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K (collectively, the “Proxy Materials”), and we encourage you to vote your shares of common stock in advance of the Annual Meeting by one of the methods described in the Proxy Materials.

Jose R. Mas, Chief Executive Officer

Coral Gables, Florida

April 6, 2022

TABLE OF CONTENTS

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board for use at our 2022 Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice.

SUMMARY PROXY INFORMATION

To assist you in reviewing our 2021 performance and voting your shares, we would like to call your attention to key elements of our 2022 proxy statement and our 2021 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2021 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all information you should consider before voting.

AVAILABILITY OF PROXY MATERIALS

We began mailing the Notice of Internet Availability of Proxy Materials on or about April 6, 2022, to shareholders of record at the close of business on March 14, 2022.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

·	Date: Thursday May 19, 2022

·	Time: 8:30 a.m., local time

·	Place: www.virtualshareholdermeeting.com/MTZ2022.

ITEMS OF BUSINESS

·	Election of C. Robert Campbell, Robert J. Dwyer and Ava L. Parker as Class III directors to serve until the 2025 Annual Meeting of Shareholders.

·	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

·	Approval of a non-binding advisory resolution regarding the compensation of our named executive officers (“NEOs”), and

·	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

RECORD DATE

·	March 14, 2022

BEFORE YOU VOTE

Please review this proxy statement and the other materials described herein carefully before voting. You can receive a free paper or email copy of the material(s) by requesting prior to May 5, 2022. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated on your Notice) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

HOW TO VOTE

Vote At Meeting: A shareholder of record may vote during the Annual Meeting by following the instructions at MasTec’s Annual Meeting website. Please check the meeting materials for any special requirements for meeting participation.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the Notice available and follow the instructions.

Vote By Phone: You can vote by phone by calling 1-800-690-6903 from any touch-tone telephone.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

All persons who have shares of our common stock through our 401(k) plan may vote as described below under the section “How do I vote my shares that are held in my 401(k) Retirement Plan” set forth on page 52.

We have made the decision that this year’s Annual Meeting will be held solely by remote communication, in a “virtual only” format, May 19, 2022, at 8:30 am. The Annual Meeting will not be held at a physical location and you will not be able to attend the Annual Meeting physically. This does not represent a change in our shareholder engagement philosophy. You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 14, 2022, the record date (the “Record Date”) or hold a legal proxy for the meeting provided by your bank, broker, or nominee. In order to attend the virtual Annual Meeting, shareholders of record as of the close of business on March 14, 2022, must register via the internet at www.virtualshareholdermeeting.com/MTZ2022. Once registered, shareholders can attend and vote at the virtual Annual Meeting via the internet. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulties accessing the virtual meeting, follow instructions provided on www.virtualshareholdermeeting.com/MTZ2022. A list of shareholders of record as of the Record Date will be available for inspection by shareholders during the Annual Meeting on the Annual Meeting website. Requests to access the list during the 10 days prior to the date of the Annual Meeting should be directed to the Corporate Secretary at Secretary@MasTec.com. It is important that you read the Proxy Materials made available to you, including the Company’s Notice of 2022 Annual Meeting of Shareholders, Proxy Statement, Proxy Card and Annual Report on Form 10-K (collectively, the “Proxy Materials”), and we encourage you to vote your shares of common stock in advance of the Annual Meeting by one of the methods described in the Proxy Materials.

PROPOSALS, BOARD RECOMMENDATIONS, HOW YOU MAY VOTE, VOTES REQUIRED AND LEGAL EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Proposal	How does the Board recommend that I vote?	How may I vote?	Votes required for approval when quorum is present	Abstentions	Broker non-votes
1. Election of Directors	The Board recommends that you vote FOR each of the three director nominees.	You may vote FOR or WITHHOLD authority to vote for the approval of each of the three director nominees.	Affirmative vote of a plurality of the votes cast subject to majority vote policy.	Do not count as votes cast and have no effect on the vote.	Do not count as votes cast and have no effect on the vote.
2. Ratification of our Independent Auditor	The Board recommends that you vote FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

You may vote FOR or AGAINST the ratification of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year, or you may indicate that you wish to ABSTAIN from voting on the matter.

			The number of votes cast in favor of ratification must exceed the number of votes cast opposing ratification.	Do not count as votes cast and have no effect on the vote.	Voted at broker’s discretion.
3. Advisory vote on Executive Compensation	The Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.	You may vote FOR or AGAINST the approval, on an advisory basis, of the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter.	The number of votes cast in favor of the resolution must exceed the number of votes cast against the resolution.	Do not count as votes cast and have no effect on the vote.	Do not count as votes cast and have no effect on the vote.

DIRECTOR NOMINEES

The following table summarizes information about the three director nominees. As noted, both of the three nominees have been determined to be independent in accordance with the NYSE independence standards and our director independence guidelines.

Name	Age	Director	Occupation	Independent	Committee
		since			memberships/
					positions
C. Robert Campbell	77	2016	Retired	Yes	Chair D, Member C
Robert J. Dwyer	78	2004	Retired	Yes	Chair C, Member A B D E
Ava L. Parker	59	2022	College President	Yes	Member B

Committee memberships/positions key:

A Executive Committee

B Nominating, Sustainability and Corporate Governance Committee

C Finance and M&A Committee

D Audit Committee

E Compensation Committee

BUSINESS HIGHLIGHTS

●	Strong Operating Results. Our 2021 financial performance reflected record revenue, increased income before income taxes, increased net income, increased adjusted EBITDA* and strong cash flow from operations.
●	Investment in Acquisitions. Through an investment of over $1.5 billion in acquisitions in 2021, we have enhanced our end market positioning and diversification, while also adding significant scale and resource capacity to provide our customers a compelling suite of services.
●	Strong Balance Sheet. We maintained a strong balance sheet as of December 31, 2021 and received investment grade ratings from multiple credit rating agencies.
●	Record 18-Month Backlog. Our backlog as of December 31, 2021 was $9.9 billion, a 26% increase over 2020.

●	Year End Stock Price. The market price of our common stock was $92.28 per share on December 31, 2021, a total shareholder return (“TSR”) of 35.3% from the closing price of $68.18 on December 31, 2020. See the “2021 Performance and Compensation Decisions” section on page 35 for an explanation of TSR. On March 14, 2022, the market price of our common stock was $82.85.

●	Our annualized TSR for the five-year period ended December 31, 2021 was 19.3%.

COMPENSATION HIGHLIGHTS

●	Compensation Philosophy

○	MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and highly competitive markets

○	We accomplish these objectives by providing our NEOs the following primary elements of compensation: base salary and annual performance-based incentives paid partially in restricted stock (as discussed in the “Compensation Discussion and Analysis” section on page 28)

●	Best Practices in our Compensation Programs:

○	Three-year vesting period for equity performance-based awards

○	Caps on annual bonuses

○	Modest perquisites

○	Use of independent compensation consultant to benchmark and analyze compensation metrics

○	Stock ownership guidelines for our CEO, other NEOs and independent directors

○	Anti-hedging and anti-pledging policies. The Board of Directors granted an exception to these policies for our Chairman and CEO for a limited term financing arrangement and for our Chairman for an additional financing arrangement (for additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 47)

○	A clawback policy for incentive compensation

○	The Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE

●	Practices We Do Not Engage In

○	No re-pricing of stock options without shareholder approval (no options issued since 2006)

○	No excise tax gross-up provisions in post-2016 employment agreements

○	No defined benefit pension plan

●	Our Say-on-Pay vote in 2021 was 92.3 percent in agreement with our compensation paid to our NEOs

SUSTAINABILITY AND SOCIAL RESPONSIBILITY

Sustainability principles and practices are embedded within our strategy, risk management and day-to-day operations. As a culture, our focus on innovation and smart solutions colors everything we do. We’re always looking for ways to increase efficiency in projects and within our own organization. We work to stay at the forefront of safety and environmentally-responsible construction to support safety and deliver quality work and services. Through the construction services we provide, we help to modernize, connect and make our communities safer and more sustainable while helping to build our nation’s infrastructure, including the development and expansion of our nation’s clean energy footprint and the transformation of our electrical grid and pipeline infrastructure. Our telecommunications and install-to-the home services are expected to play a key role in expanding connectivity to and within homes and communities, including in rural areas, facilitating the transformation to an inclusive and sustainable future. Investment in sustainable business opportunities is a key component of our business strategy for future growth and we are eager to partner with our customers in the transition to an inclusive and low-carbon economy.

#3 2021 ENR Top 600 Specialty Contractors	#441 2021 Fortune 500 List

Our 2021 Sustainability Report, together with our detailed policies on Human and Labor Rights and Safety, Health and Environmental matters can be found on our website at https://www.mastec.com/sustainability/. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

BOARD OVERSIGHT AND SUSTAINABILITY GOVERNANCE

The Nominating, Sustainability and Corporate Governance Committee of the Board of Directors has oversight of sustainability-oriented matters for MasTec, including overseeing MasTec’s approach to considering, evaluating and integrating climate-related risks and opportunities into its business strategy and decision-making processes. This Committee is also responsible for considering MasTec’s material sustainability issues, discussing associated risks with the full Board and management and reviewing and considering whether MasTec has appropriate policies, processes, strategies and initiatives in place to address such matters, including climate-related risks and opportunities.

MasTec’s management compensation program considers sustainability-related factors, among them climate-related issues, environmental and safety performance, and fleet management, including driver safety and fleet fuel efficiency. MasTec regularly assesses its management compensation programs to appropriately align executive compensation and incentive pay with related targets and performance, including for sustainability-related matters.

Our Nominating, Sustainability and Corporate Governance Committee charter, Code of Business Conduct and Ethics and related policies can be found on the Corporate Governance webpage of our website at https://investors.mastec.com/corporate-governance. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

EMPLOYEE SAFETY, HEALTH AND WELLNESS

We have a proactive safety culture, and our safety leadership structure is designed to create accountability within each of our businesses and at the corporate level, with reporting to our executive management team. Our safety management process includes monitoring, reporting and addressing our key safety performance indicators. Team members are responsible for preventing incidents, injuries and occupational illnesses, and our project leadership team is tasked with ensuring that projects are accomplished in a safe, productive, environmentally and quality-focused manner. We strive continuously to assess and improve our safety programs and performance and are currently implementing an enterprise-wide safety management reporting system across our operations.

Safety is a core value at MasTec. It is a mindset that permeates all aspects of our operations, and an attitude that our employees exhibit, strongly and openly. We recognize the need of our workforce to have a safe workplace and are committed to maintaining a strong and sustainable safety culture within our organization. We continually evaluate our safety programs to protect our most important asset – our team members.

Our operations have exhibited tremendous resiliency during the COVID-19 pandemic, and our team has again safely delivered. As our country navigates through the effects of the COVID-19 pandemic, as well as the transition to a low-carbon economy, we are committed to working together with our customers to upgrade our nation’s infrastructure – to building better, stronger and more versatile infrastructure to meet the opportunities and challenges of our nation’s future.

ENVIRONMENTAL STEWARDSHIP

At MasTec, we believe that we all play a role in environmental stewardship. We help our customers find solutions to their environmental goals and requirements and are likewise committed to responsibly managing the environmental impacts of our operations.

Environmental matters are an integral part of our business planning and decision-making processes. We are committed to minimizing the effects of our operations on the climate and the environment and endeavor to reduce our carbon footprint, energy usage and greenhouse gas emissions. We seek to foster conservation and environmental awareness within our operations, and we endeavor to identify and incorporate energy, carbon and water efficiency considerations into our project planning and execution. Examples of such initiatives in certain of our operations include fleet fuel efficiency optimization programs, recycling programs, detailed procedures for the disposal of hazardous waste, and incorporation of energy efficiencies and conservation measures in our corporate facilities. We proactively manage environmental controls to monitor compliance with permit conditions and to preserve protected resources, including streams, wetlands and aquatic life, endangered species, their habitats and nesting areas and high conservation value habitats, as well as archaeological and traditional cultural properties.

We are assessing an enterprise-wide environmental management reporting system across our operations, with reporting to our executive management team. The system is planned to be designed according to industry best practices to provide consistent workflows, visibility and accountability with respect to MasTec’s environmental goals, processes and practices, including training programs. Systematic monitoring of key performance indicators will allow us to measure and monitor our performance, identify behavioral trending and implement mitigation strategies to minimize compliance risk and achieve continuous improvement. We are also evaluating the development of an enterprise-wide environmental training program to supplement our existing environmental training programs, which are typically completed based on an employee’s position and responsibilities.

COMMUNITY AND SOCIAL MATTERS

At MasTec, we are proud to serve the communities in which we operate. Partnering with our communities and our customers is fundamental to our business operations. We plan and act for the future, for the long-term good of our company, our customers and our communities. We are active in our local communities and participate in charitable giving, community outreach and community building programs, including disaster relief efforts for communities affected by hurricanes, flooding and similar events. We also have an unwavering commitment to our team members in times of need. Our donations to charitable causes approach $2 million annually.

We have a sizeable military veteran workforce, and we give recognition to our veterans annually in our company newsletter, “Fast Break.” We have community outreach programs tailored to military veterans, who represent approximately 3% of our workforce.

To attract and retain talent, we offer comprehensive compensation and benefits packages that include health insurance as well as access to telehealth services, which we have expanded to assist employees with medical and mental health matters. In addition, to help our employees build a financially secure future, we offer a 401(k) plan with matching benefits, an employee stock purchase plan, life and disability insurance plans and a flexible spending account to help employees cover medical expenses. We also offer employees support for personal and work-life issues, including health, legal and financial matters.

We invest significant resources in education, certification and training programs and other professional development opportunities based on an employee’s position and professional activities, including apprenticeship and leadership oriented training programs, tuition reimbursement for qualified training programs, sponsored attendance at industry conferences, departmental and divisional leadership conferences, employee training centers and advancement opportunities within and across businesses and divisions. We recently launched a Leadership Excellence and Development (“LEAD”) program, offering advanced leadership training opportunities at all levels. The LEAD program is designed to build leadership talent and provide leaders the skills and capabilities that put them in a position to succeed. The LEAD program curriculum is multi-tiered to align a participant’s curriculum with their current role and level of experience, and includes online and classroom training, application of learning to real work settings, field immersion opportunities and mentoring programs.

DIVERSITY AND INCLUSION

We are committed to diversity and inclusion in the workplace and to fostering an environment where our employees can freely bring diverse perspectives and varied experiences to work. We seek to attract the best talent and foster a culture of inclusion, teamwork, support and empowerment where all talented individuals have access to opportunities and can achieve success. Our commitment to diversity, equality and inclusion, together with our culture of belonging, allows us to recruit and retain highly talented employees, so that we are able to deliver exceptional results to our customers. In our employee recruitment and selection process and the operation of our businesses, we adhere to equal employment opportunity policies without regard to race, color, national origin, religion, religious creed, ancestry, age, sex, sexual orientation, gender, gender identity, gender expression, veteran status, marital status, citizenship status, military status, pregnancy, medical condition, genetic information, physical or mental disability or any other characteristic protected by law.

Women and minorities represent 49% of our overall U.S. workforce and 48% of our U.S. executive, manager and professional workforce, according to our December 2020 EEO-1C report. Over the period from 2015 to 2020, the percentage of our total workforce represented by women or minorities increased by 2.7%, with an increase of 8.8% at the executive and manager level, and 12.1% for executives, managers and professionals. We are proud to have been recognized in Deloitte’s 2021 Missing Pieces Report: The Board Diversity Census of Women and Minorities on Fortune 500 Boards, as one of only 29 companies in the Fortune 500 that, as of June 30, 2020, had 60% or greater diversity.

STAKEHOLDER ENGAGEMENT

Stakeholder engagement is a key element of our sustainability efforts and communications. Our proactive stakeholder engagement practices provide us with valuable insight and feedback throughout the year. We regularly engage with our investors, employees, customers, subcontractors, suppliers and communities to understand the priority sustainability issues for our business. Our engagement process includes formal and informal channels of communication, including quarterly investor calls, investor presentations, one on one meetings, employee feedback, customer, subcontractor and supplier discussions, community and industry events, among others. The feedback we receive from these engagement efforts informs our understanding of the issues most significant to our stakeholders. We seek to monitor these issues and effectively communicate with our stakeholders to strengthen these relationships. Several of our best practices have resulted from these shareholder discussions, such as stock ownership guidelines for our Named Executive Officers and a clawback policy.

GOVERNANCE OF THE COMPANY

DIRECTOR INDEPENDENCE

The Board, in the exercise of its reasonable business judgment, has determined that a majority of our directors qualify as independent directors pursuant to applicable NYSE and SEC rules and regulations. In making the determination of independence, the Board considered that no independent director has a material relationship with MasTec, either directly or as a partner or shareholder of an organization that has a relationship with MasTec, or any other relationships that, in the Board’s judgment, would interfere with the director’s independence. In arriving at this conclusion, our Board of Directors made the affirmative determination that C. Robert Campbell, Ernst N. Csiszar, Robert J. Dwyer, Julia L. Johnson, Javier Palomarez and Ava L. Parker meet the Board’s previously adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules. The Board of Directors determined that there were no transactions or relationships between each Director or any member of his or her immediate family and MasTec and its subsidiaries and affiliates except those transactions reported below under the “Certain Relationships and Related Party Transactions—Transactions with Related Persons” section. Our Board of Directors determined that each of these transactions and relationships was within the NYSE standards and our categorical standards and that none of the transactions or relationships affected the independence of the Director involved. Our adopted categorical standards for determining independence in accordance with the NYSE’s corporate governance rules are contained in our Governance Principles, a copy of which is available on our website at www.mastec.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

BOARD LEADERSHIP STRUCTURE

The Board holds executive sessions of the independent directors at every regularly scheduled Board meeting. The Board, with six directors deemed independent, maintains a percentage of independent directors serving on the Board above the NYSE requirement that a majority of directors be independent.

The Board conducts its business through meetings of the full Board and through committees of the Board, including the Executive Committee, the Audit Committee, the Compensation Committee, the Finance and Mergers and Acquisitions Committee, and the Nominating, Sustainability and Corporate Governance Committee. Ad hoc committees are formed as needed. The Board and its committees also act by written consent. During 2021, the Board met on eight occasions, for which each of the directors who served during 2021 attended at least 75% of the Board meetings and at least 75% of the meetings of each committee on which such director served.

MasTec separates the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for determining the strategic direction for MasTec and the day-to-day leadership and performance of MasTec. The principal responsibility of the Chairman of the Board is to serve as chief administrative liaison between our directors and our management and to monitor implementation of the Board’s directives and actions.

MasTec does not have a policy requiring that our directors attend the Annual Meeting. All of the directors attended our 2021 Annual Meeting.

LEAD INDEPENDENT DIRECTOR

Robert J. Dwyer has been selected, by a majority vote of the independent directors, as the lead independent director to preside over all executive sessions of the independent directors. Mr. Dwyer will serve as lead independent director until his successor is duly qualified at the next annual meeting of the Board or until his earlier resignation or removal. In this role, Mr. Dwyer is responsible for facilitating communication between management and the Board. The independent directors meet separately in regularly scheduled executive sessions without management.

RISK OVERSIGHT

The Board is involved in the oversight of risks that could affect MasTec. The committees of the Board are primarily responsible for the oversight of risk as follows: the Audit Committee has oversight over accounting and control risks, as well as risk assessment and risk management; the Compensation Committee has oversight to ensure that our compensation and incentive plans do not encourage or incentivize risk taking; the Nominating, Sustainability and Corporate Governance Committee oversees the independence of the Board, corporate ethics, sustainability and governance risk; and the Finance and Mergers and Acquisitions Committee has oversight over financial policies, acquisition strategy and financial strategy. However, the full Board has retained responsibility for enterprise-wide risks and for the general oversight of risks including cyber-related risks. The Board satisfies this responsibility by receiving reports from the committee chairs, as well as regular reports received directly from officers of MasTec who are responsible for overseeing and monitoring risks. Risk related to our compensation policies is described in the “Risk Considerations in Our Compensation Programs” section on page 38 of this Proxy Statement.

BOARD AND COMMITTEE MEMBERSHIP

Set forth below is certain information on our Directors and Director Nominees, each of whom is a current director.

Class III Nominees:

Robert C. Campbell Age: 77 Director since: 2016 Independent: Yes

Mr. Campbell has over 30 years of senior financial management experience. From October 2004 to December 2013, Mr. Campbell was MasTec’s Executive Vice President and Chief Financial Officer. From 2002 to 2004, he was Executive Vice President and CFO for TIMCO Aviation Services, Inc. From 1998 to 2000, Mr. Campbell was the President and CEO of BAX Global, Inc. and from 1995 to 1998 Executive Vice President-Finance and CFO for Advantica Restaurant Group, Inc. From 1974 until 1995 Mr. Campbell held various senior management positions with Ryder System, Inc., including as Executive Vice President, Human Resources and Administration and for 10 years as Executive Vice President and CFO of its Vehicle Leasing and Services Division. Mr. Campbell, who is a Certified Public Accountant (inactive), has a Bachelor of Science degree in Industrial Relations from the University of North Carolina, an MBA from Columbia University and a Master of Science in Accounting from Florida International University. Mr. Campbell currently serves as Director for Forward Air Corporation (Nasdaq: FWRD), and he previously served as its Lead Director, Audit Committee Chairman and Compensation Committee Chairman. Mr. Campbell previously served as Lead Director and Vice-Chairman of the Board of Directors of the Pernix Group, Inc. where he served as its Audit Committee Chairman and was a member of its Compensation Committee.

Committees: Chair of Audit; Finance and Mergers & Acquisitions

Board Skills and Qualifications:

Mr. Campbell brings to our Board his impressive experience in accounting, finance and executive leadership. In addition, Mr. Campbell brings unique knowledge of MasTec, our operations and our financial history and constituents.

Robert J. Dwyer Age: 78 Director since: 2004 Independent: Yes

Mr. Dwyer retired in 1999 and is currently a private investor. Prior to 1999, Mr. Dwyer spent 17 years with Morgan Stanley and Dean Witter Reynolds in various executive positions. He currently serves as a director of Bimini Capital Management, Inc. and formerly served as a director of BNY/Ivy Multi-Strategy Hedge Fund, LLC and Mellon Optima L/S Strategy Fund, LLC. Mr. Dwyer has numerous charitable and civic interests and has served on boards of several public and private companies.

Committees: Chair of Finance and Mergers & Acquisitions; Audit; Compensation; Nominating, Sustainability and Corporate Governance; Executive

Board Skills and Qualifications:

Mr. Dwyer brings to our Board his executive leadership and management experience, many years of service on the boards of several other public and private companies and extensive experience with respect to corporate capital structures and capital markets, strategic planning, corporate finance and mergers and acquisitions, and is considered an “audit committee financial expert” under applicable SEC rules.

Ava L. Parker Age: 59 Director since: 2022 Independent: Yes

Ms. Parker currently serves as the President of Palm Beach State College in Palm Beach County. Prior to joining Palm Beach State College, Ms. Parker was Executive Vice President and Chief Operating Officer at Florida Polytechnic University from 2012 to 2015, served on the Board of Governors for the State University System from 2002 to 2012, where she served as chairwoman from 2010 to 2012, and was a partner with the law firm, Lawrence & Parker, in Jacksonville, Florida from 2001 to 2015. Ms. Parker also sits on the Board of Directors of Orchid Island Capital, Inc. (NYSE: ORC), a publicly traded specialty finance company, the Board of Directors of Professional Holding Corp. (Nasdaq: PFHD), the holding company for a community bank specializing in construction, residential and commercial real estate financing, as well as business loans, the Business Development Board of Palm Beach County and the Economic Council of Palm Beach County. Ms. Parker also served as the inaugural Executive Director of the Emerging Issues Policy Forum, a regulatory think tank and research organization focusing on emerging trends and issues in the regulated utility industry. Ms. Parker earned her B.A. and J.D. degrees from the University of Florida.

Committees: Nominating, Sustainability and Corporate Governance

Board Skills and Qualifications:

Ms. Parker brings to our Board her executive leadership, finance and energy experience.

Class I Directors:

Ernst N. Csiszar Age: 71 Director Since: 2005 Independent: Yes

Mr. Csiszar is currently a private investor and serves on the Board of Directors of American Integrity Insurance Company, a property and casualty insurance company. From September 2004 until his retirement in September 2006, Mr. Csiszar was the President and Chief Executive Officer of the Property Casualty Insurers Association of America, the property and casualty insurance industry’s principal trade association. Mr. Csiszar was the Director of Insurance for the State of South Carolina from February 1998 to August 2004 and served as President of the National Association of Insurance Commissioners in 2004. Mr. Csiszar also served as the President and Chief Executive Officer of Seibels Bruce Group, Inc., a property and casualty insurance company, from 1995 to 1998. He was also a visiting professor at the School of Business at the University of South Carolina and served as Managing Co-director of Holborn Holdings Corporation, a European investment banking firm. Mr. Csiszar is considered an “audit committee financial expert” under the applicable SEC rules.

Committees: Audit; Chair of Compensation

Board Skills and Qualifications:

Mr. Csiszar brings to our Board his extensive experience in insurance and risk management, executive leadership and his advisory experience in financial matters.

Julia L. Johnson Age: 59 Director since: 2002 Independent: Yes

Since January 2001, Ms. Johnson has been the President of Net Communications, LLC, a regulatory analysis and public policy consulting firm that specializes in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999 and served as chairwoman from January 1997 to January 1999. Ms. Johnson also chaired Florida’s Information Service Technology Development Task Force, which advised then Florida Governor Jeb Bush on information technology policy and related legislative issues, from November 1999 to July 2001. Ms. Johnson also serves on the Board of Directors of each of First Energy Corp. (NYSE: FE) and American Water Works Co., Inc. (NYSE: AWK) and formerly served on the Board of Directors of Northwestern Corporation (Nasdaq: NWE).

Committees: Chair of Nominating, Sustainability and Corporate Governance; Executive; Finance and Mergers & Acquisitions; Audit

Board Skills and Qualifications:

Ms. Johnson brings to our Board extensive knowledge with respect to the regulatory process and policy development in several of our industries, many years of service on the boards of several other public companies and a deep understanding of corporate governance.

Jorge Mas Age: 59 Director since: 1994 Chairman since: 1998 Independent: No

Mr. Mas is Chairman of the Board and Co-Founder of MasTec, Inc. (NYSE: MTZ) and has been involved in all phases of the Company’s development since its creation in 1994. Mr. Mas is also the managing partner of a private equity group which manages a diverse portfolio of operating companies and investments. He has served on over a dozen corporate boards assisting in strategic growth strategies and corporate governance. Jorge Mas is Managing Owner of the Miami Major League Soccer franchise, Inter Miami CF. Mr. Mas is the Chairman of the Board of the Cuban American National Foundation (CANF) founded in 1981 and dedicated to the promotion of a free and democratic Cuba. Mr. Mas has been recognized as one of the 100 most influential Hispanics in the United States by Latino Leaders Magazine. He is the past recipient of the Simon Wiesenthal Center National Community Service Award for his contribution toward freedom and received the Bravura Award for his defense of free speech. Mr. Mas graduated from the University of Miami with a bachelor’s degree in Business Administration in 1984 and a Master’s in Business Administration in 1985.

Committees: Chair of Executive

Board Skills and Qualifications:

Mr. Mas brings to our Board executive and management leadership experience, strategy, vision, considerable knowledge and understanding of our operations, challenges and opportunities, and markets, and a unique historical perspective as our longest serving Board member and having served in many capacities (including Chief Executive Officer) in his more than 30 years with us.

Class II Directors:

Jose R. Mas Age: 50 Director since: 2001 Independent: No

Mr. Mas has been our Chief Executive Officer, referred to as the CEO, since April 2007 and has been a member of our Board since August 2001. From April 2007 to January 2010, Mr. Mas was also our President. Mr. Mas served as MasTec’s Vice Chairman of the Board and Executive Vice President—Business Development from August 2001 until March 2007. Mr. Mas started with MasTec in 1992, and from 1999 until 2001 he was head of MasTec’s Communications Service Operation. Mr. Mas is the brother of Jorge Mas, our Chairman of the Board. Mr. Mas is a member of the Board of Directors of Helmerich & Payne, Inc.

Board Skills and Qualifications:

Mr. Mas brings to our Board executive leadership and vision, considerable knowledge of, and a unique perspective on, our business, strategy, development, opportunities, operations, people, competition and financial position.

Javier Palomarez Age: 61 Director since: 2015 Independent: Yes

Mr. Palomarez has been the President and Chief Executive Officer of the United States Hispanic Business Council, an organization that advocates for Hispanic-American business builders, job creators and taxpayers, since September 15, 2021 and was the President and Chief Executive Officer of the United States Chamber of Commerce, a trade organization that promotes the interests of Hispanic owned businesses, from 2000 until February 2018. Mr. Palomarez has served on a variety of boards and advisory councils in both the public and private sectors, including the Comcast NBC Universal Diversity Advisory Council, the Goldman Sachs 10,000 Small Businesses Advisory Board, the International Republican Institute and the National 4-H Council Board of Trustees. Mr. Palomarez is a member of the Washington Economic Club and serves on the FCC Diversity Advisory Council. Prior to joining the USHCC, Mr. Palomarez served in various executive capacities with Allstate Insurance Corporation, Sprint, Inc. and Bank of America. Mr. Palomarez served on the Board of Directors of Forward Air, Inc. in 2017.

Committees: Nominating, Sustainability and Corporate Governance and Compensation

Board Skills and Qualifications:

Mr. Palomarez brings to our Board significant experience in governmental and minority business affairs. In addition, he has significant knowledge of international affairs, particularly regarding Mexico and South America.

BOARD SKILLS AND QUALIFICATIONS	ERNST N. CSISZAR	JULIA L. JOHNSON	JORGE MAS	JOSE R. MAS	JAVIER PALOMAREZ	C. ROBERT CAMPBELL	ROBERT J. DWYER	AVA L. PARKER
Accounting	X		X	X	X	X	X
Relevant Industry Knowledge		X	X	X	X	X	X	X
Compensation	X		X	X	X	X	X	X
Board Governance		X	X	X	X	X	X	X
Legal/Regulatory/Compliance	X	X	X	X	X	X		X
M&A/Corporate Finance	X	X	X	X		X	X
Risk Management	X		X	X		X	X
Safety & Health			X	X		X
International	X		X	X	X	X
Executive Leadership	X	X	X	X	X	X	X	X

Committee Membership	Executive	Finance and M&A	Audit	Compensation	Nominating, Sustainability and Corporate Governance
Ernst N. Csiszar			Member	Chair
Julia L. Johnson	Member	Member	Member		Chair
Jorge Mas	Chair
Jose R. Mas
Javier Palomarez				Member	Member
C. Robert Campbell		Member	Chair
Robert J. Dwyer	Member	Chair	Member	Member	Member
Ava L. Parker					Member

2021 Meetings: None Chair: Jorge Mas Members: Julia L. Johnson Robert J. Dwyer

EXECUTIVE COMMITTEE

The principal function of the Executive Committee is to act for the Board when action is required between meetings of the full Board, subject to certain limitations specified by the Board and applicable law. The Board, in the exercise of its reasonable business judgment, has determined that each member of the Executive Committee, other than Mr. Mas, is independent under applicable NYSE and SEC rules and regulations.

2021 Meetings: 1 Chair: Robert J. Dwyer Members: Julia L. Johnson C. Robert Campbell

FINANCE AND MERGERS & ACQUISITIONS COMMITTEE

The Finance and Mergers and Acquisitions Committee is charged with fulfilling the Board’s responsibilities, within certain guidelines established by the Board, relating to the evaluation of MasTec’s financing, merger, acquisition and disposition activities. The Board, in the exercise of its reasonable business judgment, has determined all of the members are independent under applicable NYSE and SEC rules and regulations.

2021 Meetings: 8 Chair: C. Robert Campbell Members: Robert J. Dwyer Ernst N. Csiszar Julia L. Johnson

AUDIT COMMITTEE

The Board, in the exercise of its reasonable business judgment, has determined that (i) C. Robert Campbell, Robert J. Dwyer and Ernst N. Csiszar each qualifies as an “audit committee financial expert,” (ii) each member of the Audit Committee is financially literate and (iii) each member of the Audit Committee is independent for audit committee purposes under applicable NYSE and SEC rules and regulations and internal controls. The Audit Committee assists the Board in overseeing MasTec’s financial reporting and legal and regulatory compliance program and the qualifications and independence of MasTec’s independent registered public accounting firm. The Audit Committee is also responsible for approving all audit and non-audit services provided by our independent registered public accounting firm, including the scope of such services and fees paid to our independent registered public accounting firm. The Board has adopted a charter that sets forth the responsibilities of the Audit Committee. Please refer to the section entitled “Audit Committee and Audit Related Information” for further information regarding the Audit Committee.

2021 Meetings: 4 Chair: Ernst N. Csiszar Members: Robert J. Dwyer Javier Palomarez

COMPENSATION COMMITTEE

The Compensation Committee is charged with discharging the Board’s responsibilities relating to compensation and evaluation of MasTec’s executive officers, including establishing compensation policies and philosophies for MasTec and its executive officers. The Compensation Committee is also charged with reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, as well as overseeing MasTec’s incentive compensation plans and equity-based plans that are subject to Board approval, including overseeing the review of risk resulting from incentive compensation policies. The Compensation Committee has the power to create subcommittees with such powers as the Compensation Committee may from time to time confer to such subcommittees. The Board, in the exercise of its reasonable business judgment, has determined that all members are independent under applicable NYSE and SEC rules and regulations. The Board has adopted a charter that sets forth the responsibilities of the Compensation Committee.

For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis.”

2021 Meetings:5 Chair: Julia L. Johnson Members: Javier Palomarez Robert J. Dwyer Ava L. Parker

NOMINATING, SUSTAINABILITY AND CORPORATE GOVERNANCE COMMITTEE

The Nominating, Sustainability and Corporate Governance Committee is charged with oversight of Environmental, Social and Governance matters and initiatives in addition to its nominating and governance duties. The Board, in the exercise of its reasonable business judgment, has determined all the members on the Nominating, Sustainability and Corporate Governance Committee are independent under applicable NYSE and SEC rules and regulations. The Nominating, Sustainability and Corporate Governance Committee is responsible for developing qualifications for members of the Board, recommending to the Board candidates for election to the Board and evaluating the effectiveness and performance of the Board. The Nominating, Sustainability and Corporate Governance Committee also develops and monitors MasTec’s Governance Principles and its code of business conduct and ethics; monitors and safeguards the Board’s independence; and annually undertakes performance evaluations of the Board committees and the full Board. The Board has adopted a charter that sets forth the responsibilities of the Nominating, Sustainability and Corporate Governance Committee.

The Nominating, Sustainability and Corporate Governance Committee has no specific minimum qualifications for director candidates. In general, however, persons considered for membership on the Board must have demonstrated leadership capabilities, be of sound mind and high moral character and be willing and able to commit the necessary time for Board and committee service. In light of the importance of Board composition for effective oversight, the Nominating, Sustainability and Corporate Governance Committee strives to maintain an appropriate balance of tenure, diversity, skills and experience on the Company’s Board. In evaluating potential candidates for service on the Board, the Nominating, Sustainability and Corporate Governance Committee will consider the candidate’s ability to satisfy the NYSE’s and SEC’s independence requirements and the candidate’s ability to contribute to the effective oversight and management of MasTec. The Board has determined that the Board must have the right diversity, mix of characteristics, skills and other qualities identified from time to time by the Board as being important in fostering a diverse and inclusive culture, for the optimal functioning of the Board in its oversight of MasTec, and such other factors as the Nominating, Sustainability and Corporate Governance Committee may, in its discretion, deem important to successful service as a director.

The Nominating, Sustainability and Corporate Governance Committee will consider candidates recommended by MasTec shareholders pursuant to written applications submitted to the Nominating, Sustainability and Corporate Governance Committee, c/o Corporate Secretary, MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The information required to be included in any such recommendation is set forth in our bylaws, and the general qualifications and specific qualities and skills established by the committee for directors are included in the charter of the Nominating, Sustainability and Corporate Governance Committee and our Governance Principles. No nominee recommendations were received by the Nominating, Sustainability and Corporate Governance Committee from any shareholder or group of shareholders who beneficially own more than five percent of our common stock for the previous year’s Annual Meeting of Shareholders.

COMPENSATION OF DIRECTORS

2021 Director Compensation

In 2021, the Compensation Committee directed its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) (see the “Role of Compensation Consultant” section on page 33 regarding the Compensation Committee’s retention of Meridian), to conduct a competitive review of MasTec’s independent director compensation program. Meridian’s review assessed our independent director compensation program against peer group practices (Meridian used the same peer group to assess our Named Executive Officers’ compensation that is described below under the caption “Role of Peer Companies and Benchmarking”).

Based upon the results of the competitive review, no changes were made to the program. Since January 1, 2020, the independent director annual compensation is $255,200, paid on a quarterly basis.

A minimum of 50% of the compensation must be taken in the form of common stock to be issued under the MasTec, Inc. Amended and Restated 2013 Incentive Compensation Plan, which we refer to as the 2013 ICP, but directors may elect to take a greater portion of the quarterly fee in common stock. Shares will be valued at the last sale price of the common stock on the NYSE at the close of trading on the applicable quarterly payment date. Directors must make an initial election during an open trading window under MasTec’s insider trading policy and can change such election during an open trading window. The remainder of the retainer, if any, will be paid in the form of cash.

Since January 1, 2020, our independent director compensation policy provides that independent directors must own, at the end of each calendar quarter, a minimum of $500,000 in Company common stock valued based on the average closing price of the Company’s common stock on the NYSE during the 30 trading days preceding such quarter-end. Independent directors have five years to meet the requirement and new independent directors have a five-year exception period to meet such requirement. No independent director serving in 2021 owned less than $1,135,598 in Company common stock as of December 31, 2021. See the “Stock Ownership and Retention Guidelines” section on page 38 for more information on our stock ownership and retention guidelines.

Independent Director Compensation is summarized in the following table:

Compensation Component	2021 and 2022 Director
Compensation
Annual Board Retainer	$255,200
Lead Independent Director	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating, Sustainability and Corporate Governance	$15,000
Committee Chair
Finance and Mergers & Acquisitions Committee Chair	$5,000
Stock Ownership Requirement	$500,000

Jorge Mas Compensation

Jorge Mas has been an employee of MasTec (or its predecessor) since 1979 and Chairman of our Board since 1998. In addition, Mr. Mas previously served as Chief Executive Officer of MasTec, during which time, he had day-to-day policy making responsibilities. Despite relinquishing the CEO position, Mr. Mas, through his continuous service as our Chairman, his in-depth knowledge of our industry and our Company, his relationships with governmental leaders who are critical to our business, as well as the special relationship he has to MasTec as a member of its founding family and as a significant shareholder, fulfills a vital role for the Company.

Although Jorge Mas does not have a policy making role, his involvement in MasTec’s management goes far beyond that of a director. His day-to-day role involves substantial consultation and collaboration with our CEO, Jose Mas, as well as other members of senior management. Jorge Mas provides constant and significant real-time assistance to our CEO and management team with respect to critical and sensitive strategic and other fundamental business issues such as government relations, mergers and acquisitions and financing. His commitment, both in time and substance, far exceeds that which would be contributed by a director. In addition, Mr. Mas’s breadth of industry knowledge and long tenured experience with the Company enable him to provide invaluable advice and counsel to our CEO and other members of management. Given this active role and Mr. Jorge Mas’s relationship to our CEO, beginning in 2017, the Board directed the Compensation Committee, made up entirely of independent directors, to determine appropriate compensation for Mr. Mas. Mr. Mas does not receive any compensation for his status as our Chairman of the Board.

For 2021, pursuant to applicable recommendations and approvals of the Compensation Committee and the independent directors of the Board (including those serving on the Compensation Committee), Mr. Jorge Mas received the following compensation package for 2021:

•	Increase of 3% to his $800,000 base salary to $824,000.

•	The grant by the Compensation Committee on March 24, 2022, of a cash bonus of $1,500,000 and a grant of 37,966 shares of restricted stock with a market value of approximately $3,300,000.[1]

•	Mr. Mas also received: (i) imputed income of $3,714 for life insurance policies on the lives of Mr. and Mrs. Jorge Mas that are owned by MasTec and are subject to a split dollar arrangement, (ii) medical insurance benefits of $11,694, (iii) Executive Supplemental Long-Term Disability benefits of $7,656, (iv) auto lease of $26,843 and (v) $525 of employee anniversary and holiday gift cards. See the “Certain Relationships and Related Transactions” section on page 50 for a description of the split-dollar agreement that MasTec entered into with Mr. Jorge Mas.

1 The grant date value of the restricted stock award, which vests three years after the grant date, is based on the closing market price of $86.92 for a share of our common stock on March 24, 2022.

Deferred Fee Plan

Under the terms of the MasTec, Inc. Deferred Fee Plan for Directors, as amended, or the Deferred Fee Plan, directors may elect to defer the receipt of cash and stock fees for their services as directors. Each director may elect the type and percentage of fees to be deferred. Deferred cash fees may be directed to a deferred cash account or a deferred stock account (or both). Deferred stock fees may only be directed to a deferred stock account. Elections to defer fees remain in force unless amended or revoked within the required time periods. The deferred cash account will be credited with interest on the cash balance at the end of each calendar quarter. The interest rate is equal to the rate of interest payable by us on our revolving credit facility, as determined as of the first day of each calendar quarter. The deferred stock account will be credited with stock dividends (or with cash dividends that are converted to deferred stock credits pursuant to the plan). Distribution of a director’s cash and stock accounts will begin on January 15 of the year following the directors’ termination of all services with us or, in the case of a change of control (as defined in the Deferred Fee Plan), in a lump sum as soon as practicable following such change of control. Distributions from the deferred cash account will be made in cash and distributions from the deferred stock account will be made in shares of MasTec’s common stock. Distributions will either be made in a lump-sum payment or in up to five consecutive installments as elected by the director.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our Directors for services rendered in 2021.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total ($)

C. Robert Campbell	$147,349	$127,851	$275,200
Ernst N. Csiszar	$142,349	$127,851	$270,200
Robert J. Dwyer	$162,349	$127,851	$290,200
Julia L. Johnson	$134,811	$135,390	$270,201
Javier Palomarez	$127,349	$127,851	$255,200
Ava L. Parker (3)	--	--	--
Jorge Mas (4)	--	--	--
(1)	This column reports the amount of compensation earned for Board and committee service elected to be received in cash.

(2)	This column represents the amount of compensation earned for Board and committee service elected to be received in stock. Amounts shown in this column represent the fair value of the awards as of date of issuance computed in accordance with FASB ASC Topic 718. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 in our Consolidated Financial Statements, which are contained in our Form 10-K for the year ended December 31, 2021.

(3)	Ms. Parker was appointed to the Board on March 25, 2022 and, accordingly, received no compensation during 2021.

(4)	Mr. Mas’ compensation related to his contributions as an employee of MasTec are detailed above. Mr. Mas did not receive any compensation for his role as our Chairman in 2021.

As of December 31, 2021, there were no outstanding stock option awards or unvested stock awards for any independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2021, none of our executive officers or then-serving directors was a member of the board of directors, compensation committee or other board committee performing equivalent functions of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

COMMUNICATIONS WITH DIRECTORS

Interested parties who want to communicate with the Board as a whole, the lead independent director or any individual Board member should mark their communications as “Communication to the MasTec, Inc. Board of Directors,” address them to the Board, the lead independent director or a Board member, as the case may be, and direct them to MasTec’s Vice President of Investor Relations at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, or by email to marc.lewis@mastec.com. Communications to the non-management members of the Board should be marked clearly as such and should be directed to MasTec’s “Board Designee” and mailed or emailed to the foregoing addresses. The Vice President of Investor Relations will forward all such communications directly to such Board members. Any such communications may be made on an anonymous and confidential basis.

Copies of our current Audit Committee, Compensation Committee and Nominating, Sustainability and Corporate Governance Committee charters, as well as our Governance Principles, are available on MasTec’s website located at www.mastec.com and are available in paper copy to any shareholder who requests them at MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our Internet website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

CODE OF BUSINESS CONDUCT AND ETHICS

MasTec has adopted a code of business conduct and ethics, called the Code of Business Conduct and Ethics, that applies to all our directors, officers and employees and includes additional criteria that are applicable to our CEO and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Investor section of MasTec’s website at www.mastec.com under the tab “Corporate Governance” and is available in paper copy without charge to any shareholder who requests it. We intend to provide amendments or waivers to our Code of Business Conduct and Ethics for any of our directors and senior officers on our website within four business days after such amendment or waiver. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

MasTec has also adopted anti-hedging and anti-pledging policies, which are further described on page 38.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board has nominated C. Robert Campbell, Robert J. Dwyer and Ava L. Parker to stand for election as Class III Directors to hold office until the 2025 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Class III director nominees are incumbent directors. The Board appointed Ava L. Parker as a Class III Director on March 25, 2022 to fill a vacancy in that Class due to the passing of Jose S. Sorzano. In accordance with our Amended and Restated Bylaws, Ms. Parker’s term expires at the Annual Meeting.

The Board is composed of eight directors elected in three classes, with three Class I Directors, two Class II Directors and three Class III Directors. Except as otherwise provided under our Amended and Restated Bylaws and the Florida Business Corporation Act, directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of only one class terminates each year. The terms of the current Class III Directors expire at the Annual Meeting, the terms of the Class I Directors expire at the 2023 Annual Meeting of Shareholders and the terms of the Class II Directors expire at the 2024 Annual Meeting of Shareholders. If elected, the nominees for Class III Directors will serve until the 2025 Annual Meeting of Shareholders. Additional background information regarding the nominees for election is provided in the “Board and Committee Membership” section beginning on page 15. MasTec has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees refuses or is unable to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board.

The Board recommends that you vote “FOR” the election of each of the nominees named above. Unless otherwise indicated, all proxies will be voted “FOR” the election of each of the nominees named above for election as a Class III Director.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed the firm of BDO USA, LLP to act as our independent registered public accounting firm for the 2022 fiscal year. BDO USA, LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2021. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our shareholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion.

Proxies will be voted “for” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year absent contrary instructions.

The Board Recommends that You Vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

2022 REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by MasTec’s Board. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that MasTec’s consolidated financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of MasTec’s management and independent registered public accounting firm.

Our primary function is to assist the Board in its evaluation and oversight of the integrity of MasTec’s financial statements and internal control over financial reporting, the qualifications and independence of MasTec’s independent registered public accounting firm and the performance of MasTec’s audit functions. In addition, while we are also responsible for assisting the Board in its evaluation and oversight of MasTec’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations and related policies. We are also responsible for reviewing and discussing MasTec’s guidelines, policies and processes with respect to risk assessment and risk management and we advise the Board with respect to such matters, as appropriate. We are responsible for retaining MasTec’s independent registered public accounting firm and maintain sole responsibility for its compensation, oversight and termination. We are also responsible for pre-approving all non-audit services to be provided by the independent registered public accounting firm, and on an annual basis discussing with the independent registered public accounting firm all significant relationships it has with MasTec to determine its independence. The Audit Committee also oversees the internal audit function of MasTec.

The agenda of the Audit Committee is established by the Chairman of the Audit Committee. At its meetings, the Audit Committee generally met with senior members of the financial management team. Members of the Audit Committee had private executive sessions, as appropriate, at its meetings, with MasTec’s independent registered public accounting firm for the purpose of discussing financial management, accounting and internal control issues, including those matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and the rules of the NYSE. The Audit Committee also has executive sessions with the director of internal audit.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee reviewed and discussed with the independent registered public accounting firm its independence from MasTec. In connection with discussions regarding independence, the Audit Committee also reviewed with the independent registered public accounting firm whether the provision of non-audit services by the independent registered public accounting firm to MasTec is compatible with the auditors’ independence.

The Audit Committee reviewed the audited financial statements contained in MasTec’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, with MasTec’s management, including a discussion of the accounting principles, the reasonableness of judgments and estimates, the clarity of disclosure in the consolidated financial statements and the conformity of the consolidated financial statements of MasTec with generally accepted accounting principles. In performing its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of MasTec’s management, which has the primary responsibility for the financial statements and reports, and of the independent registered public accounting firm, which, in its report, expressed an opinion on the conformity of our annual financial statements with generally accepted accounting principles. In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in MasTec’s Annual Report on Form 10-K for the year ended December 31, 2021.

C. Robert Campbell, Chair

Ernst N. Csiszar

Robert J. Dwyer

Julia L. Johnson

Independent Registered Public Accounting Firm

Our Audit Committee engaged BDO USA, LLP to serve as our independent registered public accounting firm for the 2021 fiscal year. A representative from BDO USA, LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions.

AUDIT AND NON-AUDIT FEES

Category	2020	2021
Audit Fees	$2,635,945	$3,067,300
Audit-Related Fees	$157,500	$71,850
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$2,793,445	$3,139,150

Audit Fees

Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for professional services, audits of our annual financial statements, reviews of financial statements included in quarterly reports on Form 10-Q registration statements and out of pocket expenses.

Audit-Related Fees

Fees for audit related services, which are services that are reasonably related to the performance of the annual audit or to the review of quarterly financial statements, performed by BDO USA, LLP.

Fees for services rendered by our independent registered public accounting firm, BDO USA, LLP, for audit related services included procedures performed for the 401(k) Retirement Plan and statutory or required, stand-alone audits of subsidiaries.

PRE-APPROVAL POLICIES

The Audit Committee pre-approves all auditing services and the terms of such services (which may include providing comfort letters about securities underwritings) and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision. The pre-approval requirement is waived with respect to the provision of non-audit services for MasTec if (i) the aggregate amount of all such non-audit services provided to MasTec constitutes not more than 5% of the total amount of revenues paid by MasTec to its independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has considered and determined that the provision of the non-audit services described above is compatible with maintaining the auditor’s independence.

During 2020 and 2021, audit services, audit related services and all other services provided by BDO USA, LLP were pre-approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

A MESSAGE FROM OUR COMPENSATION COMMITTEE

Our executive leadership has been instrumental in successfully guiding MasTec through the unprecedented challenges of the past two years. We are proud that our business has shown tremendous resiliency during the COVID-19 pandemic. As demand and regulatory issues continue to affect some of our segments, our diversification strategy has provided us strength and resiliency that sets MasTec apart. Our strong operating results, cash flows from operating activities, liquidity and balance sheet provided us the financial capacity to capitalize on opportunities to maximize shareholder value and to support our customers’ growth initiatives. Moreover, despite these challenges, MasTec has received investment grade credit ratings from multiple ratings agencies.

We successfully completed 2021 with record revenue approaching $8 billion, increased net income of $330.7 million and increased adjusted EBITDA* of $931 million. To support continued future growth, we completed fourteen acquisitions during 2021, greatly enhancing our end market positioning and diversification, while also adding significant scale and resource capacity to provide our customers a compelling suite of services.

In late 2020, a year with only $6.3 billion in revenue, our executive team set a long-term goal of $10 billion in revenue. While ambitious at the time, during the fourth quarter of 2021, less than 12 months later, we reiterated that revenue goal. Our formal 2022 guidance now approximates $10 billion in annual revenue. Importantly, we are working to integrate our recently expanded operations and capacity with our existing operations to allow us to take full advantage of growth opportunities across multiple end markets in 2023 and beyond.

With the support of our Board, the executive team has determined strategically to invest heavily to expand our Communications, Clean Energy and Infrastructure and Power Delivery segments, to position MasTec to capitalize on an expected surge resulting from the evolution to a 5G communications infrastructure and as the economy transitions away from carbon-based energy sources. This strategic plan has resulted in rapid growth of our non-Oil & Gas segments.  In fact, for the fourth quarter of 2021, these segments’ aggregate revenues were up 43% from the same period in 2020 while producing a significant improvement in the year-over-year adjusted EBITDA margin* and net income margin.

We are fortunate to have a long-serving senior leadership team guiding our Company in the continuing challenging, complex and constantly changing business environment. We believe that our executive compensation program plays a critical role in retaining our leadership team members, rewarding them for achieving long-term improvement in our operating results, aligning their interests with those of our shareholders and building long-term value for our shareholders and other stakeholders.

Our compensation program’s key objectives are to reward our executive team for its efforts and results, to retain our best performing and successful team members and to attract new talent that can help MasTec achieve its strategic and operating goals and increase the productivity, efficiency, quality and sustainability of our operations.

In this compensation discussion and analysis, we present information about the compensation paid to our NEOs for 2021: Jose R. Mas, our Chief Executive Officer (“CEO”), Robert Apple, our COO, George Pita, our EVP and CFO, and Alberto de Cardenas, our EVP, General Counsel and Secretary. We have provided information regarding how our executive compensation program works and the decisions made about pay, as well as how those decisions were made. We believe that it is a key job to communicate to our shareholders about our compensation program and to help you understand the rationale for our compensation decisions to support our executive compensation program and to contribute to MasTec’s success.

We appreciate your inclusion of MasTec in your investment portfolio and your support for our Company as we continually strive to meet our customers’ demands and build long-term and sustainable value for our shareholders.

OUR EXECUTIVE OFFICERS

Name	Age	Position
Jose R. Mas	50	Chief Executive Officer (CEO) and Director
Robert Apple	72	Chief Operating Officer (COO)
George Pita	60	EVP and Chief Financial Officer (CFO)
Alberto de Cardenas	53	EVP, General Counsel and Secretary

Biographical information for Mr. Jose R. Mas can be found in the section entitled “Class II Directors” beginning on page 19.

ROBERT APPLE COO AGE: 72

Mr. Apple has been our COO since December 2006. Previously, Mr. Apple served as group president for MasTec’s energy service operations since 2005. From 2001 to 2004, Mr. Apple was a senior vice president at DIRECTV®, where he was responsible for the installation and service network, warranty program, supply chain management and national dispatch support. From 1997 to 2001, Mr. Apple, while on assignment from Hughes Electronics/DIRECTV® Latin America to Telefonica S.A., served as Chief Operating Officer and Board member of Via Digital, a direct broadcast satellite company and Telefonica affiliate. From 1985 to 1996, Mr. Apple served in various capacities within the Hughes Electronics organization, including as Chief Executive Officer of Hughes Electronics-Spain, Vice President of Hughes Europe and as a program manager for a Hughes Electronics training and support systems group. Mr. Apple was a member of the Board of Directors of Domtar Corporation (NYSE: UFS), a provider of fiber-based products since October 2012. He served as its Chairman of the Board and Chair of the Nominating and Governance Committee. Mr. Apple, a graduate of the U.S. Naval Academy, was a lieutenant colonel in the U.S. Marine Corps., where he was a graduate of the Naval Fighter Weapons School (“Top Gun”) and part of the team that rolled out the F/A-18 strike fighter.

GEORGE PITA EVP and CFO AGE: 60

Mr. Pita has been our Executive Vice President and Chief Financial Officer since January 1, 2014. Mr. Pita joined MasTec in February 2013, as its Chief Financial Officer- Operations. From June 2007 until joining MasTec in 2013, Mr. Pita served as Executive Vice President and Chief Financial Officer of Stuart Weitzman Holdings, a manufacturer, designer and retailer of fine women’s footwear and accessories. From April 2002 until June 2007, Mr. Pita served in various capacities at Perry Ellis International, including as Executive Vice President and Chief Financial Officer from 2004 until 2007. From 1989 until 2002, Mr. Pita served in a variety of financial and operations positions at Sunglass Hut International, including Chief Financial Officer. From 2008 to 2010, Mr. Pita served as a special advisor to Atlas Acquisition Holdings Corp., a special purpose acquisition corporation. Mr. Pita, who is a Certified Public Accountant (inactive), earned his bachelor’s in Business Administration and Accounting from the University of Miami in 1983. Mr. Pita is a member of the Board of Directors and Audit Committee of Ovintiv Inc. (NYSE: OVV). Mr. Pita is a member of the Board of Directors and Chair of the Audit Committee of Jupiter Acquisition Corp. (JAQC). Mr. Pita currently serves on the boards of several charitable and educational organizations including current appointments at the Miami Business School of Accounting Advisory Board, Easter Seals of South Florida and Goodwill Industries of South Florida.

ALBERTO DE CARDENAS EVP, General Counsel and Secretary Age 53

Mr. de Cardenas has been our EVP, General Counsel and Secretary responsible for all of MasTec’s corporate and operational legal matters and corporate secretary matters since November 2005. From March 2003 to November 2005, Mr. de Cardenas was Senior Vice President and General Counsel and from January 2003 through March 2003, Mr. de Cardenas was Vice President and Corporate General Counsel of Perry Ellis International, Inc. From September 1996 through December 2002, Mr. de Cardenas was a corporate and securities attorney at Broad and Cassel. From September 1990 to July 1993, Mr. de Cardenas was an accountant at Deloitte & Touche LLP. Mr. de Cardenas earned his bachelor’s in Accounting from the University of Florida, his Master’s of Science in taxation from Florida International University and his law degree from The George Washington University Law School. Mr. de Cardenas serves as a board member of the United Way of Miami-Dade County, Easter Seals of South Florida and the Orange Bowl Committee.

OUR GENERAL PHILOSOPHY REGARDING EXECUTIVE PAY

MasTec’s objectives for its executive compensation program are to attract, motivate and retain a talented, entrepreneurial and innovative team of executive officers who will provide leadership for MasTec’s success in dynamic and highly competitive markets. MasTec seeks to accomplish these objectives in a way that rewards both company and individual performance and aligns our executives’ interests with our shareholders’ long-term interests.

The compensation for each NEO consists of two primary elements: base salary and annual performance bonus, the latter of which is paid partially in restricted stock. While we believe that our base salaries provide a fixed level of compensation necessary to attract and retain our executive officers, the greatest portion of their compensation (an average of 88% for 2021) is in the form of at-risk variable annual performance bonuses.

•	Our annual performance bonus, which is paid partially in cash and partially in time-vested restricted stock, encourages retention, incentivizes achievement of key operating results and rewards the creation of long-term shareholder value.
•	As circumstances warrant, we occasionally make additional awards of restricted stock.

When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that promote earnings growth and stock appreciation. Overall, we intend that our compensation philosophy provides market-competitive base pay levels with meaningful incentive opportunities to promote strong performance. This compensation philosophy extends to all levels of our management.

We do not have specific policies for allocating between long-term and short-term compensation or between cash and non-cash compensation. Rather, the Compensation Committee maintains a balance of performance-based and retention-oriented pay for each NEO considering market data on the mix of pay but also using discretion in making its decisions. The below illustrations show the balance between fixed and performance-based compensation for the CEO and the other NEOs.

These elements are designed to reward corporate and individual performance in a simple and straightforward manner through future appreciation in the value of MasTec’s stock. We believe that this emphasis on long-term value also contributes to the sustainability of our business. MasTec’s executive compensation program is also intended to promote and retain stability within the executive team.

Each NEO is a member of MasTec’s executive team. To that end, our NEOs, as well as other executives, are expected to contribute to MasTec’s overall success rather than focus solely on specific objectives within each executive’s area of responsibility. Given this team-based approach, MasTec considers relative compensation levels among all executive team members to ensure that our compensation programs are applied consistently and equitably. Executives who underperform are either removed from the executive team with their compensation adjusted accordingly or dismissed.

The following charts summarize the mix among base salary, short term incentive pay, and long-term incentive pay for our NEOs for their 2021 performance:

2021 BUSINESS HIGHLIGHTS

In setting our executives’ compensation, we considered MasTec’s financial performance, including:

Record Revenue, Increased Net Income, Increased Adjusted EBITDA* and Record 18-Month Backlog as of December 31, 2021

o    Revenue was up 26% to a record $8.0 billion, compared to $6.3 billion for 2020.

o    Net Income of $330.7 million, or $4.45 per diluted share, compared to $322.7 million, or $4.38 per diluted share in 2020.

o    Adjusted EBITDA* was $931.3 million, compared to $810.0 million in 2020. Full year 2021 net income margin was 4.2% compared to 5.1% in 2020 and Adjusted EBITDA margin* was 11.7% compared to 12.8% in 2020.

o    Strong balance sheet with favorable leverage metrics and ample liquidity despite vigorous acquisition activity and increased working capital usage related to expanded revenues.

o    Record 18-Month Backlog as of December 31,2021 of $9.9 billion, a 26% increase over 2020.

o    Fourteen acquisitions completed in 2021.

o    Moodys, S&P and Fitch have all recently upgraded MasTec to investment grade, noting improved performance, cash management and positive outlook.

o    Year-end stock price of $92.28, for a five-year average Total Shareholder Return of 19.3%.

*Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a description of the rationale for our presentation of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of net income to Adjusted EBITDA and a reconciliation of net income margin to Adjusted EBITDA margin, please see the disclosure under the caption “Non-U.S. GAAP Financial Measures” beginning on page 38 of our 2021 Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on March 1, 2022 (the “Non-GAAP Reconciliations”).

The graph below represents the percentage increase of MasTec’s stock price as compared to our selected peer group (see page 34 for details on our peer group) during the period from January 1, 2018, to December 31, 2021.

BEST PRACTICES IN OUR PROGRAM

·	Annual performance-based incentives paid partially in restricted stock.
·	Three-year vesting period for equity performance-based awards.
·	Caps on annual bonuses.
·	Modest perquisites.
·	Use of independent compensation consultant to benchmark and analyze compensation metrics.
·	Stock ownership guidelines for our CEO, other NEOs and independent directors.
·	Anti-hedging and anti-pledging policies. The Board granted an exception to these policies for our Chairman and CEO for a limited term financing arrangement and for our Chairman for an additional financing arrangement (for additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 47).
·	A clawback policy for incentive compensation.
·	The Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

PRACTICES WE DO NOT ENGAGE IN

·	No re-pricing of stock options

·	No excise tax gross-up provisions in post-2016 employment agreements

·	No defined benefit pension plan

DISCRETION AND JUDGMENT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board is responsible for assessing recommendations of pay and approving pay levels for our executive management.

The Compensation Committee targets NEO compensation levels with the following goals in mind:

•	Market-competitive base pay.

•	Short-term and long-term incentive grants that appropriately reward past performance and share value appreciation, create incentives for long-term growth in MasTec’s financial performance and value, as well as promote and executive retention.

•	Levels of benefits and modest perquisites adequate to attract and retain talented and qualified executive officers.

The Compensation Committee determines all compensation for the CEO and the other NEOs. The Company compiles information for the Committee’s review. Then the Compensation Committee conducts an evaluation of each NEO to determine if changes in the officer’s compensation are appropriate based on the considerations described herein.

At the Compensation Committee’s request, the CEO provides input regarding the performance and appropriate compensation of the NEOs other than himself. The CEO does not participate in the Compensation Committee’s deliberations or decisions about his own compensation. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other NEOs because of his direct and in-depth knowledge of each executive. The Compensation Committee reviews those recommendations for non-CEO executive compensation and then determines the compensation levels for all our NEOs, considering each executive officer’s role, performance, internal pay comparisons and available market data, as well as the Company’s overall performance. The Compensation Committee then recommends the compensation for our CEO to the independent members of the Board for their final approval. The Compensation Committee also administers our incentive compensation plans, including the 2013 ICP.

ROLE OF COMPENSATION CONSULTANT

At the direction of the Board in 2021, the Compensation Committee retained Meridian as its independent compensation consultant. The Compensation Committee from time to time uses the services of Meridian to assist in benchmarking executive and director compensation. Other services provided by Meridian to the Compensation Committee included review of the compensation peer group, legislative and governance updates and assistance with proxy disclosure. Meridian did not assist MasTec in adjusting compensation levels and did not attend any meetings of the Compensation Committee.

Other than as described above and below, Meridian provided no other services to the Compensation Committee and provided no services to management during fiscal 2021. The Compensation Committee, considering all relevant factors, including those set forth in applicable SEC and NYSE rules, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

ROLE OF PEER COMPANIES AND BENCHMARKING

Since 2016, the Compensation Committee has been assisted by Meridian to construct a peer group appropriate for market comparisons of compensation for our NEOs and outside directors. Based on advice from Meridian, the Compensation Committee determined it was appropriate to use the 2020 peer group, described below, in evaluating and setting 2021 compensation of our NEOs. Meridian provided the Compensation Committee with a competitive analysis of compensation for our NEOs relative to the peer group (the “Competitive Analysis”).

MasTec was near the median of the peer group with respect to revenue size and the Compensation Committee focused on the median of the data in establishing the peer group used for market comparisons.

Jacobs Engineering Group, Inc.

AECOM

KBR, Inc.

EMCOR Group Inc.

Quanta Services Inc.

Tutor Perini Corp.

Granite Construction, Inc.

Tetra Tech Inc.

Comfort Systems USA Inc.

Dycom Industries Inc.

Primoris Services Corp.

The Compensation Committee reviewed information in the Competitive Analysis regarding peer median executive compensation, our executive compensation and our financial performance in comparison to the selected peers and considered that information, among other things, when it determined total compensation levels. The Compensation Committee also considered the results of the 2021 non-binding shareholder vote on executive compensation, which was approved by a 92.3 percent of the shares voting thereon, and other information and analyses it deemed relevant.

The Compensation Committee did not, however, set compensation components (or total target compensation) to meet specific market benchmark percentiles to avoid compensation unrelated to the value delivered by the NEOs or the performance of MasTec. At MasTec, annual incentive compensation awards are heavily based on prior year corporate and individual performance.

SAY ON PAY AND SHAREHOLDER OUTREACH

The 2021 non-binding shareholder say on pay vote was 92.3 percent. We engage with key shareholders to discuss and obtain feedback on our corporate governance, executive compensation and sustainability-related matters, as well as other issues important to our shareholders. Through recent shareholder feedback we recognize that gender diversity is important to our shareholders, and, as a result, filled the vacancy caused by the passing of Jose S. Sorzano with Ava L. Parker. Our stock ownership guidelines for our Named Executive Officers and our clawback policy also resulted from our shareholder outreach efforts.

COMPONENTS OF OUR EXECUTIVE COMPENSATION FOR 2021

The primary components of compensation paid to our NEOs are base salary and performance based annual bonuses paid partially in cash and partially in time-based restricted stock, as well as occasional additional awards of restricted stock. Each element is described in more detail below.

Decisions with respect to one element of compensation tend not to affect decisions regarding other elements.

Component	Objective	Type of Compensation
Fixed pay	Our objective for base salary is to provide our executive officers a minimum, fixed level of cash compensation commensurate with their positions and qualifications. Base salary is designed to reward core competence in each executive’s role. We choose to pay base salary for talent attraction and retention. Salaries are set based on the performance of the executive; market data adjusted for individual qualifications and job uniqueness.	Bi-weekly cash base salary. Salaries initially are negotiated and set forth in employment agreements with each NEO and thereafter reviewed annually. We have not entered into any new employment agreements with our NEOs since 2014.

At Risk Pay

An objective of our 2013 ICP is to reward NEOs for Company and individual performance during the prior year. The 2013 ICP is designed to reward contributions as a member of the executive team to MasTec’s overall success rather than specific objectives solely within the officer’s area of responsibility.

We choose to pay this performance based annual incentive compensation in the form of both cash and restricted stock that vests over a three-year period. Although the amount of the annual incentive award is largely based on 2021 performance, we believe that paying a significant portion of annual incentive compensation in the form of time vesting restricted stock incentivizes our management to build long-term shareholder value, aligns the interests of our management team with those of our shareholders and contributes to retention of our leadership team members. Executive officers eligible to receive an award under the 2013 ICP are selected by the Compensation Committee no later than 90 days following the start of each fiscal year, at which time the Compensation Committee also determines the maximum amount of the award opportunity.

Benefits	The objective of our benefits program is to provide our NEOs with a competitive benefits package.	Includes medical, dental, disability, life insurance and accidental death.

Retirement	The objective of our retirement benefits is to assist our employees with the accumulation of adequate financial assets for retirement.

Our executive officers may participate in the 401(k) and Deferred Compensation Plans.

We make safe harbor matching contributions equal to 100% of the first 3% of compensation that each eligible participant elects to contribute to the 401(k) Plan in that year plus 50% of the amount of such participant’s contributions more than 3% but not more than 5% of such participant’s compensation.  The matching contributions to the 401(k) Plan are paid 50% in cash and 50% in MasTec common stock.

No company matching contributions were made in 2021 to the Deferred Compensation Plan. Participants, including NEOs, may obtain distributions from the Deferred Compensation Plan only upon termination of employment or for elected in-service distributions.

We also believe that our stock ownership guidelines contribute to our executives’ retirement planning and asset accumulation.

Additional Compensation Components:

Component	Description
Split Dollar Life Insurance	We cover Jorge Mas and Jose R. Mas under split dollar insurance policies. The objective is to provide protection to the Company by allowing Messrs. Mas’ and Mas’ beneficiaries to use the proceeds under these policies to pay estate taxes instead of using the proceeds from large stock dispositions that could be disruptive to the market price of MasTec’s common stock. In addition, the policies are an efficient method of providing compensation with a high perceived value to the recipients.

For more information, see the “Certain Relationships and Related Transactions” section beginning on page 50.

Perquisites	We provide a limited number of perquisites to our NEOs with the objective of attracting and retaining executive officers in a competitive marketplace. Perquisites are not designed to reward any particular executive behavior.

2021 PERFORMANCE AND COMPENSATION DECISIONS

In addition to our 2021 financial performance detailed above, the following Performance Matrix from Equilar, Inc., which provides data and analysis for individual companies and comparison to selected peer groups, was reviewed by our Compensation Committee prior to their final decisions on 2021 compensation for our NEOs. For details of our peer group see page 34.

In the table above, Total Shareholder Return (TSR) is the change in stock price over a specific time period; Return on Revenue (ROR) is the ratio of Net income to Revenue for the applicable period; Return on Assets (ROA) is the ratio of Net income for the applicable period to Total assets as of December 31, 2021; Return on Equity (ROE) is the ratio of Net income for the applicable period to total Shareholders’ equity as of December 31, 2021; Revenue growth is the change in Revenue over a specific time period; EPS Growth is the change in Earnings per Share over a specific time period.

2021 and 2022 Base Salary

The Compensation Committee sets each NEO’s base salary based on a number of factors including the NEO’s core competency, position and qualifications as well as competitive market data derived for our peer group. Based on these factors, the Compensation Committee approved the following 2022 base salaries for NEOs

Executive	2021 Base Salary	2022 Base Salary
Jose R. Mas, CEO	$1,075,000	$1,100,000
Robert Apple, COO	$682,500	$702,975
George Pita, EVP and CFO	$525,000	$540,750
Alberto de Cardenas, EVP, General Counsel and Secretary	$450,000	$463,500

2021 Incentive Compensation Awards

The objectives of the Company’s annual incentive program are:

•	To provide incentive compensation linked to Company and individual NEO performance;
•	To attract and retain executives of outstanding ability;
•	To align the interests of the NEOs with the interests of the Company’s shareholders; and
•	To incentivize management to build long-term shareholder value by paying a majority of earned incentives in the form of restricted stock that vests over a period of years.

The Compensation Committee determines the size of each NEO’s annual incentive award by considering numerous factors, including MasTec’s operating performance, which exceeded pandemic revised expectations, and 2021 results in revenue, income from operations, EBITDA*, cash flow from operating activities and liquidity. The Compensation Committee also considered our NEOs’ focus on safety, which led to a continued reduction in frequency of incidents compared to previous years and management of our financial position as reflected by our cash flow from operating activities, overall debt level and improved book leverage and considered the Competitive Analysis as described above. In light of the significant uncertainties and disruptions caused by the COVID-19 pandemic, the Committee gave particular consideration to how the NEOs successfully maintained operations during the pandemic while protecting employee health and safety, as well as achieving excellent adjusted EBITDA* and net income results.

In establishing the annual incentive program for 2021, the Compensation Committee determined that annual incentive awards would not be payable unless the Company achieved adjusted EBITDA of $610 million, which represents 75% of 2020 adjusted EBITDA. In addition, no individual incentive award may exceed 3% of 2021 adjusted EBITDA. Adjusted EBITDA is generally calculated by taking MasTec’s consolidated net income, determined in accordance with generally accepted accounting principles, and adding back interest, depreciation, amortization and income taxes and adjusting for certain other items of income or expense, all as more detailed in the Non-GAAP Reconciliations. The Compensation Committee has determined Adjusted EBITDA to be a consistent measure of operating performance. The Compensation Committee also reviewed tally sheets totaling 2021 compensation for each of the NEOs to assist in determining 2021 incentive compensation These tally sheets identify and value each element of each NEO’s compensation, including base salary, cash and equity incentive awards and perquisites, and provide an aggregate sum for each NEO, as well as peer group public data (prepared by Meridian) for similar executive positions.

Based on the foregoing considerations, the Compensation Committee approved awards of restricted stock and cash under the 2013 ICP, as set forth in the table below.

Executive	Cash ($)	Shares of	Restricted	Total ($)
		Restricted Stock	Stock Value ($) *
Jose R. Mas, CEO	$2,500,000	63,277	$5,500,000	$8,000,000
Robert Apple, COO	$1,400,000	28,762	$2,500,000	$3,900,000
George Pita, EVP and CFO	$1,100,000	24,160	$2,100,000	$3,200,000
Alberto de Cardenas, EVP, General Counsel and Secretary	$600,000	11,505	$1,000,000	$1,600,000

*	The approximate values of the shares of restricted stock were calculated based on the closing price of MasTec’s Common Stock as reported on the NYSE on March 24, 2022 ($86.92), in accordance with the definition of “Fair Market Value” under the 2013 ICP.

The restricted stock will vest 100% on the third anniversary of the grant dates. Subject to certain limited exceptions, a NEO’s grant of restricted stock will be forfeited if the NEO terminates employment prior to such third anniversary. See the Summary Compensation Table for details.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

We generally negotiate employment agreements with our NEOs. The objective of these arrangements is to secure qualified executive officers for leadership positions in our organization as well as to protect our business and intellectual property by restrictive covenants, including non-competition covenants, contained in the agreements. As of April 6, 2022, we had employment agreements with all our NEOs for their current positions. See “Employment and Other Agreements” below.

Our employment agreements provide for the payment of certain compensation and benefits in the event of a change in control of MasTec, as well as in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for the payment. Providing for payments upon a change in control helps preserve MasTec’s value by reducing any incentive for key executive officers to seek employment elsewhere if a change in control of MasTec is proposed or becomes likely. Moreover, on an ongoing basis, these arrangements help maintain the continuity of our management team, which we view as a driver of shareholder value. See the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2021” section below for a description of these provisions and a calculation of the amounts that would be payable thereunder if a change in control of MasTec had occurred on December 31, 2021. The Compensation Committee has publicly committed to not include change in control related excise tax gross ups in future executive employment agreements.

DEFERRED COMPENSATION PLAN

In 2008, our Board adopted the MasTec Non-Qualified Deferred Compensation Plan, and in 2020, our Board adopted an amendment and restatement of such plan. Certain management and highly compensated employees, including executive officers, are eligible to participate in the plan. The objective of this plan is to provide this group of employees with an opportunity, on a voluntary basis, to defer compensation without regard to the IRS limits imposed on our qualified 401(k) Plan. Under the plan, participants can defer up to 50% of their base salary and overtime and 100% of their bonus in any given year. We make discretionary matching contributions into the plan. The amount of the matching contribution is determined on an annual basis. No match was awarded in 2019, 2020 or 2021. Company matching contributions, if any, vest at a rate of one-third per year of service. An employee’s elective contributions are 100% vested when contributed. Our Board or the Compensation Committee may in its sole discretion, but is not required to, credit a contribution to any participant’s account under this plan. Such contributions may be smaller or larger than the amount credited to any other participant in any given year. No contributions were made in the three years ended December 31, 2021. Participants may obtain distributions from the plan only upon termination of employment or for elected in-service distributions, at which time the distribution will be fully taxable to the employee.

CLAWBACK POLICY

MasTec has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation, including both cash and equity, paid to any executive officer (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after January 1, 2017, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to fraud, and the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

MasTec has reviewed its compensation structures and policies as they pertain to risk and has determined that its compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on MasTec. Use of Adjusted EBITDA targets for senior executive bonuses ensures that compensation is based upon the overall performance of MasTec. Moreover, our equity grants typically provide for a three-year vesting period, which we believe encourages our executive officers to manage with the long-term success of MasTec as a key objective. Compensation for other personnel is closely monitored by our senior executive officers considering this long-term perspective.

STOCK OWNERSHIP AND RETENTION GUIDELINES

All NEOs are required to own shares of MasTec common stock with a value of not less than a specified multiple of their base salary. The policy also requires NEOs to retain 50% of net after-tax shares acquired during the year upon vesting (or exercise of stock options) unless his or her ownership level was satisfied as of the beginning of the year. The chart below shows the multiple of base salary ownership requirements and actual ownership levels and the market price of MasTec common stock as of December 31, 2021. Jose Mas’ pledged shares are excluded from the below calculation.

Executive	Ownership	Ownership as of
	Requirement	December 31, 2021
Jose R. Mas, CEO	10x base salary	352x
Robert Apple, COO	2x base salary	25x
George Pita, EVP and CFO	2x base salary	24x
Alberto de Cardenas, EVP, General Counsel and Secretary	2x base salary	15x

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

MasTec has a policy prohibiting its directors, officers and employees from engaging in short sales, including a “sale against the box” (a sale with a delayed delivery), the buying or selling of puts or calls or derivatives involving MasTec securities, and holding MasTec securities in margin accounts or pledging MasTec securities as collateral for a loan, unless such person demonstrates the financial capacity to repay the loan (not including margin debt) without resort to the pledged securities. Our Board made an exception to this policy for our Chairman, Jorge Mas and our CEO, Jose R. Mas, for a limited term financing arrangement, and for our Chairman for an additional financing arrangement. For additional details, refer to Footnotes 3 and 4 of the “Security Ownership” section beginning on page 47.

ACCOUNTING FOR STOCK-BASED COMPENSATION

Before granting stock-based compensation awards, the Compensation Committee considers the accounting impact of the award as structured and under various other scenarios to analyze the expected impact of the award.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of MasTec’s filings under the Securities Act of 1933, as amended, referred to as the Securities Act, or the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with MasTec’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors

Ernst N. Csiszar, Chairman

Robert J. Dwyer

Javier Palomarez

NAMED EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE FOR 2021

The following table summarizes the compensation information for the years ended December 31, 2021, 2020 and 2019 for our CEO, CFO and our other named executive officers as of the end of 2021. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

	Year	Salary	Stock	Non-Equity	All Other	Total
			Awards (1)	Incentive Plan	Compensation
				Compensation	(2)
Jose R. Mas,	2021	$1,075,000	$5,500,000	$2,500,000	$47,897	$9,122,897
CEO	2020	$1,068,942	$5,350,000	$2,400,000	$23,887	$8,842,829
	2019	$1,050,000	$4,500,000	$2,500,000	$27,270	$8,077,270
Robert Apple,	2021	$682,500	$2,500,000	$1,400,000	$61,388	$4,643,888
COO	2020	$677,790	$2,175,000	$1,300,000	$38,543	$4,191,333
	2019	$658,606	$1,750,000	$1,350,000	$33,815	$3,792,421
George Pita,	2021	$525,000	$2,100,000	$1,100,000	$57,166	$3,782,166
EVP and CFO	2020	$521,565	$1,800,000	$1,000,000	$55,293	$3,376,858
	2019	$507,390	$1,450,000	$1,050,000	$54,435	$3,061,825
Alberto de Cardenas,	2021	$450,000	$1,000,000	$600,000	$27,025	$2,077,025
EVP, General Counsel	2020	$446,872	$950,000	$550,000	$26,301	$1,973,173
and Secretary	2019	$434,153	$750,000	$575,000	$25,951	$1,785,104
(1)	Amounts shown in this column represent the fair value of restricted stock awards as of date of grant computed in accordance with FASB ASC Topic 718. Stock awards represent restricted stock awards issued in payment of a portion of annual incentive compensation. Each restricted stock award was valued at the closing market price of our common stock on the date of grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 9 to our Consolidated Financial Statements, which are contained in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	All other compensation for 2021 consists of the following:

	Car Lease	Matching	Imputed	Golf	Executive	Employee	Total
	Or	Contribution	Benefit	Membership	Long-	Awards
Name	Allowance	to 401k Plan	from Split		Term	(3)
			Dollar Life		Disability
			Insurance		(1)
			Policy (2)
Jose R. Mas	$44,007		$277		$3,088	$525	$47,897
Robert Apple	$47,256	$11,600			$2,507	$25	$61,388
George Pita	$18,600	$11,600		$21,355	$5,586	$25	$57,166
Alberto de Cardenas	$12,000	$11,600			$3,400	$25	$27,025

(1)	The amounts shown in this column include premiums for Executive Supplemental Long-Term Disability for Messrs. Mas, Apple, Pita and de Cardenas for 2021.

(2)	The amounts shown in this column for Mr. Mas include imputed income with respect to a life insurance policy owned by MasTec on the life of Jose R. Mas. Pursuant to Mr. Mas’s split dollar agreement, MasTec is entitled to recover out of the death benefit proceeds all premiums it pays on the policies upon the death of the insured. The balance of the death benefit would be paid to the beneficiaries designated by Mr. Mas. See the “Certain Relationships and Related Transactions” section beginning on page 50 for a description of the split dollar agreement that MasTec entered into with Mr. Mas.

(3)	The amounts shown in this column include gift cards for employee anniversaries and holidays.

GRANTS OF PLAN-BASED AWARDS FOR 2021

The following table provides additional information about the plan-based awards granted to the NEOs for the year ended December 31, 2021.

Name	Grant Date	Number of Shares of	Grant Date Fair Value
		Stock or Units (1)	of Stock Awards (2)
Jose R. Mas, CEO	3/24/2022	63,277	$5,500,000
Robert Apple, COO	3/24/2022	28,762	$2,500,000
George Pita, EVP and CFO	3/24/2022	24,160	$2,100,000
Alberto de Cardenas EVP,	3/24/2022	11,505	$1,000,000
General Counsel and Secretary

(1)	Represents shares of restricted stock granted under the 2013 ICP, which vest three years after the grant date.

(2)	The grant date value of the restricted stock awards is based on the closing market price of $86.92 for our common stock on March 24, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2021

The following table sets forth our outstanding equity awards as of December 31,2021 for our NEOs*.

Name	Date of Grant	Number of Shares or	Market Value of
		Units of Stock That	Shares or Units of
		Have Not Vested	Stock That Have Not
			Vested (1)
Jose R. Mas, CEO	3/14/2019	65,664 (2)	$6,059,474
	3/19/2020	165,017 (3)	$15,227,769
	3/18/2021	57,926 (4)	$5,345,411
Robert Apple, COO	3/14/2019	30,714 (2)	$2,834,288
	3/19/2020	64,173 (3)	$5,921,884
	3/18/2021	23,549 (4)	$2,173,102
George Pita, EVP and CFO	3/14/2019	25,418 (2)	$2,345,573
	3/19/2020	53,172 (3)	$4,906,712
	3/18/2021	19,489 (4)	$1,798,445
Alberto de Cardenas	3/14/2019	13,768 (2)	$1,270,511
EVP, General Counsel	3/19/2020	27,503 (3)	$2,537,977
and Secretary	3/18/2021	10,286 (4)	$ 949,192

*	The table excludes equity awards granted in 2022 for 2021 performance.
(1)	The market value of the shares was calculated based upon the closing market price of our common stock of $92.28 per share, as reported by the NYSE on December 31, 2021, the last trading day of 2021.
(2)	Awarded on March 14, 2019, and vest on March 14, 2022.
(3)	Awarded on March 19, 2020, and vest on March 19, 2023.
(4)	Awarded on March 18, 2021, and vest on March 18, 2024.

STOCK VESTED FOR 2021

Name	Number of Shares of	Value Realized on Vesting (1)
	Stock or Units Acquired on Vesting
Jose R. Mas, CEO	51,622	$5,106,964
Robert Apple, COO	24,582	$2,431,897
George Pita, EVP and CFO	18,938	$1,873,536
Alberto de Cardenas EVP,	12,153	$1,202,296
General Counsel and Secretary

(1) Because the vesting date did not occur on a trading day, value realized was calculated using the immediately preceding trading day’s closing price.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings under, and aggregate balances of, nonqualified defined contribution and other deferred compensation plans we maintain.

Name	Executive	Aggregate Earnings	Aggregate Balance
	Contributions in 2021 (1)	in 2021	on December 31, 2021 (2)

Robert Apple, COO		$349,019	$2,132,113
Alberto de Cardenas, EVP,		$8,136	$57,781
General Counsel and Secretary

(1)	No contributions were made to MasTec’s non-qualified deferred compensation plans on behalf of Mr. Apple or Mr. de Cardenas for 2021.

(2)	For Mr. Apple, $15,510 and for Mr. de Cardenas, $7,337 of these totals were previously reported as compensation in the “Summary Compensation Tables” for previous years.

See the “Deferred Compensation Plan” section on page 38 for more information on our Non-Qualified Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT AS OF DECEMBER 31, 2021

Each of the NEOs has an employment agreement with us that provides for us to make continued payments and provide certain benefits to the executive upon change in control and termination of employment with the Company.

Each of the employment agreements for the NEOs also provides for each of such NEOs to receive certain payments in the event of a change in control, as follows:

•	Jose R. Mas. Mr. Mas would become entitled to receive a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•	Robert Apple. Mr. Apple would become entitled to receive 12 monthly payments at an annual rate equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, a gross-up payment if an excise tax is triggered, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement.

•	George Pita. Mr. Pita would be entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

•

Alberto de Cardenas. Mr. de Cardenas would become entitled to a lump sum payment equal to one and a half times his base salary and average performance bonuses during the last three calendar years for which he was an employee, the immediate vesting of any previously unvested options and restricted stock and the continuation of benefits for the balance of the term of the agreement. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits.

For these purposes, “Change in Control” generally means:

•	Acquisition by Person of Substantial Percentage. The acquisition by a person or entity (each, a “Person”) (including “affiliates” and “associates” of such Person, but excluding MasTec, any “parent” or “subsidiary” of MasTec or any employee benefit plan of MasTec) of a sufficient number of shares of the common stock, or securities convertible into the common stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving MasTec or any “parent” or “subsidiary” of MasTec, to constitute the Person the actual or beneficial owner of 51% or more of the common stock of MasTec;

•	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all the assets of MasTec or of any “subsidiary” of MasTec to a Person described above, but, with regard to Robert Apple’s, George Pita’s and Alberto de Cardenas’ employment agreements, only if such transaction occurs without approval or ratification by a majority of the members of the Board of Directors of MasTec: or

•	Substantial Change of Board Members. During any fiscal year of MasTec, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by most of the directors in office at the beginning of the fiscal year.

For purposes of the definition of “Change in Control,” the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

Each NEO’s employment agreement also provides that such NEO would be entitled to receive certain payments if such NEO’s employment was terminated as follows:

•	Jose R. Mas. Following termination of Mr. Mas’s employment by us without cause (as defined in the agreement) or by Mr. Mas for good reason (as defined in the agreement), Mr. Mas would receive an amount equal to his base salary, and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination, and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. In the event Mr. Mas’s employment is terminated by MasTec because of death or disability, then Mr. Mas or his estate would receive his base salary and the pro-rata portion of his annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and any unvested options and restricted stock would immediately vest. In the event Mr. Mas’s employment is terminated by us for cause (as defined in the agreement), Mr. Mas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	Robert Apple. Following termination of Mr. Apple’s employment by us without cause (as defined in the agreement) or by Mr. Apple for good reason (as defined in the agreement), Mr. Apple would receive an amount equal to his base salary and the average of the performance bonuses (as defined in the agreement) he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. Apple’s employment is terminated by MasTec because of death or disability, then Mr. Apple or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability to which he would have been entitled for the year in which the death or disability occurred, and any unvested options and restricted stock would immediately vest. In the event Mr. Apple’s employment is terminated by us for cause (as defined in the agreement), Mr. Apple would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	George Pita. Following termination of Mr. Pita’s employment by us without cause (as defined in the agreement) or by Mr. Pita for good reason (as defined in the agreement), Mr. Pita would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. Pita’s employment is terminated by MasTec because of death or disability, then Mr. Pita or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability and any unvested options and restricted stock would immediately vest. In the event Mr. Pita’s employment is terminated by us for cause (as defined in the agreement), Mr. Pita would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus for the year in which employment terminates.

•	Alberto de Cardenas. Following termination of Mr. de Cardenas by us without cause (as defined in the agreement) or by Mr. de Cardenas for good reason (as defined in the agreement), Mr. de Cardenas would receive an amount equal to his base salary and the average of the performance bonuses he received during the last three calendar years and certain employee benefits set forth in the agreement, which shall be payable over a period of 12 months from the date of termination and, if he has not breached certain of his obligations set forth in his employment agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. If Mr. de Cardenas’ employment is terminated by MasTec because of death or disability, then Mr. de Cardenas or his estate would receive his base salary and any annual performance bonus earned through the date of death or disability and any unvested options and restricted stock would immediately vest. In the event Mr. de Cardenas’ employment is terminated by us for cause (as defined in the agreement), Mr. de Cardenas would receive his base salary through the date of termination and would forfeit any entitlement he may have to receive any performance bonus.

The following tables illustrate the payments and benefits that each NEO would have received under his employment agreement, as amended to the date of this Proxy Statement, if MasTec experienced a change in control on December 31, 2021, or such NEO’s employment with MasTec had terminated on December 31, 2021, for any of the reasons described in the tables. The amounts presented in the tables are estimates and do not necessarily reflect the actual value of the payments and of the benefits that would be received by the NEOs, which would only be known at the time that employment terminates, or the change of control occurs, as applicable.

Executive: Jose R. Mas

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$ 1,075,000	$ 1,612,500
Performance Bonus			$ 6,983,333	$10,475,000
Total Cash Severance			$ 8,058,333	$12,087,500
Long Term Incentives
Value of Accelerated Grants (1)	$26,632,654	$26,632,654	$26,632,654	$26,632,654
Benefits & Perquisites
Health & Welfare Benefits			$ 14,782	$ 14,782
Company Car			$ 44,007	$ 44,007
Total Benefits & Perquisites			$ 58,789	$ 58,789
Section 280G Tax Gross-Up (2)			-	-
OVERALL TOTAL	$26,632,654	$26,632,654	$34,749,776	$38,778,943

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2021, the last trading day of 2021 ($92.28), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

(2)	Mr. Mas is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Mas generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Mas’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Mas would result in an “excess parachute payment” and thus result in an excise tax.

Executive: Robert Apple

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$682,500	$1,023,750
Performance Bonus			$3,108,333	$4,662,500
Total Cash Severance			$3,790,833	$5,686,250
Long Term Incentives
Value of Accelerated Grants (1)	$ 10,929,274	$ 10,929,274	$10,929,274	$10,929,274
Benefits & Perquisites
Health & Welfare Benefits			$14,200	$14,200
Company Car			$47,256	$47,256
Total Benefits & Perquisites			$61,456	$61,456
Section 280G Tax Gross-Up (2)			-	-
OVERALL TOTAL	$ 10,929,274	$ 10,929,274	$14,781,563	$16,676,980

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2021, the last trading day of 2021 ($92.28), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

(2)	Mr. Apple is entitled to receive a tax gross-up payment to reimburse him for any excise tax to which he would be subject under Section 4999 of the Code with respect to any “excess parachute payment” that he receives from MasTec. Mr. Apple generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control, as well as changes in Mr. Apple’s W-2 compensation history, could materially impact whether and to what extent any payment to Mr. Apple would result in an “excess parachute payment” and thus result in an excise tax.

Executive: George Pita

Executive Compensation	Termination	Termination	Termination by	Change of
Component	due to	due to Death	Company	Control
	Disability		without Cause
			or Resignation
			with Good
			Reason
Cash Severance
Base Salary			$525,000	$787,500
Performance Bonus			$2,508,333	$3,762,500
Total Cash Severance			$3,033,333	$4,550,000
Long Term Incentives
Value of Accelerated Grants (1)	$9,050,730	$9,050,730	$9,050,730	$9,050,730
Benefits & Perquisites
Health & Welfare Benefits			$16,536	$16,536
Company Car			$18,600	$18,600
Total Benefits & Perquisites			$35,136	$35,136
OVERALL TOTAL	$ 9,050,730	$ 9,050,730	$12,119,199	$13,635,866

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2021, the last trading day of 2021 ($92.28), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

Executive: Alberto de Cardenas

Executive Compensation Component	Termination	Termination	Termination by	Change of Control
	due to	due to Death	Company without
	Disability		Cause or
			Resignation with
			Good Reason
Cash Severance
Base Salary			$450,000	$675,000
Performance Bonus			$1,346,667	$2,020,000
Total Cash Severance			$1,796,667	$2,695,000
Long Term Incentives
Value of Accelerated Grants (1)	$ 4,757,680	$ 4,757,680	$4,757,680	$4,757,680
Benefits & Perquisites
Health & Welfare Benefits			$15,094	$15,094
Company Car			$12,000	$12,000
Total Benefits & Perquisites			$27,094	$27,094
OVERALL TOTAL	$ 4,757,680	$ 4,757,680	$6,581,441	$7,479,774

(1)	Represents the closing price on the NYSE for a share of MasTec’s common stock on December 31, 2021, the last trading day of 2021 ($92.28), multiplied by the number of restricted shares that would have been subject to accelerated or continued vesting.

EMPLOYMENT AND OTHER AGREEMENTS

Employment Agreements

On April 18, 2007, MasTec entered an employment agreement with Jose R. Mas, MasTec’s President and CEO, effective as of April 18, 2007, and amended on March 31, 2014. The term of the agreement continues until the agreement is terminated in accordance with the terms and provisions thereof. The agreement provides that Mr. Mas is to receive an annual salary, subject to Compensation Committee adjustment. Mr. Mas’ salary was increased to $1,100,000 effective March 28, 2022. The agreement also provides that Mr. Mas shall be eligible for annual performance bonuses of up to his base salary based on the achievement of goals established by the Compensation Committee of the Board. Pursuant to the terms of the agreement, Mr. Mas received 100,000 shares of MasTec’s common stock, which vested on the fifth anniversary of the agreement. If Mr. Mas’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Mas’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2021” section beginning on page 41. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 1, 2010, MasTec entered an employment agreement with Robert Apple relating to his employment as COO, which agreement was amended on March 31, 2014. The agreement remains in effect until terminated and provides that Mr. Apple will be paid an annual salary, subject to Compensation Committee adjustment. Mr. Apple’s salary was increased to $702,975 effective March 28, 2022. The agreement also provides for annual performance bonuses of up to his base salary based on the achievement of goals established by our Compensation Committee, in its sole discretion. Pursuant to the terms of the agreement, Mr. Apple received 37,500 shares of MasTec’s common stock, which vested on the third anniversary of the effective date of the agreement. If Mr. Apple’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Apple’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2021” section beginning on page 41. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective January 23, 2014, MasTec entered an employment agreement with George Pita relating to his becoming, effective January 1, 2014, the Company’s EVP and CFO, which agreement was amended as of March 31, 2014, and remains in effect until terminated and provides that Mr. Pita will be paid an annual base salary, subject to Compensation Committee adjustment. Mr. Pita’s salary was increased to $540,750 effective March 28,2022. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. Pita’s employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. Pita’s death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2021” section beginning on page 41. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non- competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

Effective March 31, 2014, MasTec entered an employment agreement with Alberto de Cardenas relating to his employment as EVP, General Counsel and Secretary, which agreement replaced his 2008 employment agreement. The agreement remains in force until terminated and provides that Mr. de Cardenas will be paid an annual salary, subject to Compensation Committee adjustment. Mr. de Cardenas’ salary was increased to $463,500 effective March 28,2022. The agreement also provides for an annual performance bonus of up to his base salary based on the achievement of goals established by the Compensation Committee, in its sole discretion. If Mr. de Cardenas’ employment is terminated other than for cause and he has not breached certain of his obligations set forth in the agreement, then any unvested equity awards would continue to vest, and all equity awards would remain exercisable for the full term of the grant. Upon Mr. de Cardenas’ death or disability, any unvested equity awards would vest immediately. The agreement further provides for change of control and termination payments as described above in the “Potential Payments upon Change in Control and Termination of Employment as of December 31, 2021” section beginning on page 41. Under certain circumstances, the change in control payment would be reduced to avoid triggering an excise tax on such benefits. The agreement also contains confidentiality, non-competition and non-solicitation provisions, compliance with which is a condition to receipt of certain amounts or benefits payable under the agreements.

CEO PAY RATIO FOR 2021

In compliance with Item 402(u) of Regulation S-K adopted by the Securities and Exchange Commission pursuant to Section 953(b) of the Dodd-Frank Act, we are reporting the pay ratio disclosure for our fiscal year beginning on January 1, 2021. We identified our median employee as of December 31, 2021, in compliance with the above rules.

As of December 31, 2021, we had 27,264 employees, consisting of 26,747 U.S. based employees, 43 employees in Mexico, 362 employees in India and 112 employees in Canada. In calculating our median employee’s wages, we did not include our employees in Mexico, India or Canada as they make up less than 5% of our total global workforce. We also have not included 772 employees from our December 2021 acquisitions of A-1 and Alvah in the totals set forth above. We have calculated our median employee’s wages as follows:

●	We compiled W-2 earnings for all our active employees as of December 31, 2021, except our CEO.

●	We annualized W-2 earnings for new hires during 2021.

●	We ranked all employees’ wages and determined the median employee.

●	We calculated annual total compensation for our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

●	The 2021 W-2 annualized wage for our median employee is $80,009.

Jose Mas, our CEO, had 2021 W-2 compensation of $8,629,861. Mr. Mas’ compensation included base salary of $1,075,000, cash bonus of $2,400,000, restricted stock of $5,106,964 and other fringes and benefits of $47,897. The pay ratio for 2021 is 107.9.

PROPOSAL NO. 3: VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED Executive Officers

As required by Section 14A of the Exchange Act, we are seeking advisory shareholder approval of the compensation of our NEOs as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis” including the tables that follow. We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the holders of the Company’s common stock advise that they approve the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).”

Although your vote is advisory and therefore non-binding, the Board will consider the outcome of the vote when considering future executive compensation decisions for NEOs. We urge shareholders to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement, which details our compensation actions for the year ended December 31, 2021. As described in the CD&A, we believe that the compensation paid to our NEOs for 2021 appropriately considers our demonstrated ability to increase revenue, operating results and profitability over the short- and long-term because of the continued leadership of these NEOs. We believe that our compensation programs and policies and the compensation decisions for 2021 as described in the CD&A appropriately reward our NEOs for their and the Company’s performance and we believe that these programs and policies will assist us in retaining our senior leadership team.

The Board recommends that shareholders vote FOR approval of the compensation of the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related footnotes, and the narrative information accompanying the tables).

SECURITY OWNERSHIP (

Principal Shareholders

The following table provides information concerning the beneficial ownership of our common stock as of March 14, 2022, by:

●	Each shareholder who is known to beneficially own more than 5% of the outstanding shares of our common stock.

●	Each of our current directors and nominees for director.

●	Each of our NEOs; and

●	All our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of common stock subject to options and warrants held by such person that are exercisable as of March 14, 2022, or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of such person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each person indicated in the table below is c/o MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. The following information is based upon information provided to us or filed with the SEC by the shareholders.

Name	Common Stock	Percentage of
	Beneficially Owned	Common
	Number of Shares	Stock
	(1)	Outstanding
		(2)
Jorge Mas (3)	11,704,914	15.4%
Chairman of the Board
Jose R. Mas (4)	6,015,908	7.9%
Chief Executive Officer and Director
Ernst N. Csiszar	25,686	*
Director
Robert J. Dwyer	16,047	*
Director
Julia L. Johnson	67,140	*
Director
Robert Campbell	50,855	*
Director
Javier Palomarez	10,511	*
Director
Ava L. Parker	—	*
Director
Robert Apple	172,878	*
Chief Operating Officer		*
George Pita	128,585
Executive Vice President and Chief Financial Officer		*
Alberto de Cardenas	71,229
Executive Vice President, General Counsel and Secretary
All current executive officers and directors as a group (11 persons) (5)	16,613,812	21.8%
BlackRock, Inc. (6)	5,481,959	7.2%
The Vanguard Group (7)	5,071,835	6.7%
Macquarie Group Limited, Macquarie Management	2,524,570	3.3%
Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment
Management Group Limited (8)

*	Less than 1%

(1)	Includes shares of unvested restricted stock, but as to which the owner presently has the right to vote and the right to receive dividends, as follows: Jorge Mas, 128,907 shares, Jose R. Mas, 222,943 shares; Robert Apple, 87,722 shares; George Pita, 72,661 shares; and Alberto de Cardenas, 37,789 shares.

(2)	The percentages reported in this column are based 76,192,243 shares of our common stock outstanding as of March 14, 2022.

(3)	Includes: (i) 6,083,184 shares of common stock owned by Jorge Mas Holdings I, LLC, a Florida limited liability company (“JM Holdings I”), which is controlled by Jorge Mas Holdings, LLC, a Florida limited liability company (“JM Holdings”), of which Jorge Mas is the sole member; (ii) 848,941 shares of common stock owned by the Jorge Mas Irrevocable Trust dated August 7, 2018 (the “JM Trust”), one of the trustees of which is Jorge Mas’s spouse; (iii) 425,000 shares of common stock owned by the Jose Mas Irrevocable Trust (the “JR Trust”), of which Jorge Mas is a trustee; (iv) 276,000 shares of common stock owned by Mas Equity Partners III, LLC, a Delaware limited liability company (“Mas Partners III”), in which Mas Equity Partners, LLC, a Delaware limited liability company (“Mas Partners”), is a member and of which Jorge Mas is the sole member; (v) 100,000 shares owned by the Mas Family Foundation Inc. (the “Family Foundation”), a Florida not-for-profit corporation, of which Jorge Mas is the president and member of the Board of Directors; and (vi) 3,971,789 shares of common stock owned individually by Jorge Mas. JM Holdings I and JM Holdings each possess sole voting and dispositive power with respect to 6,083,184 shares, the JM Trust possesses shared voting and dispositive power with respect to 848,941 shares, the JR Trust possesses shared voting and dispositive power with respect to 425,000 shares, Mas Partners III and Mas Partners each possess shared voting and dispositive power with respect to 276,000 shares, the Family Foundation possesses shared voting and dispositive power with respect to 100,000 shares and Jorge Mas possesses sole voting and dispositive power with respect to 10,054,973 shares and shared voting and dispositive power with respect to 1,649,941 shares.

On November 19, 2019, JM Holdings I entered into a prepaid variable forward sale contract (the “Jorge Mas VFS Contract”) with an unaffiliated third-party buyer. JM Holdings I pledged an aggregate of 2,500,000 shares (the “Jorge Mas Pledged Shares”) of the Company’s common stock to secure its obligations under the Jorge Mas VFS Contract and retained ownership and voting rights in the Jorge Mas Pledged Shares during the term of the pledge. The contract obligates JM Holdings I to deliver to the buyer, on the applicable settlement date for the applicable component (of ten components), at JM Holdings I’s option, up to 100% of the number of Jorge Mas Pledged Shares for such component or an equivalent amount of cash.

The number of shares of Company common stock to be delivered to the buyer on the settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of Company common stock on the designated valuation date for the applicable component (each, a “Jorge Mas Settlement Price”) is less than or equal to $61.794 (the “Floor Price”), JM Holdings I will deliver to the buyer all of the Jorge Mas Pledged Shares for the applicable component; (b) if such Jorge Mas Settlement Price is greater than the Floor Price but less than or equal to $82.804 (the “Cap Price”), JM Holdings I will deliver to the buyer the number of shares equal to 100% of the Jorge Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Jorge Mas Settlement Price and (c) if such Jorge Mas Settlement Price is greater than the Cap Price, JM Holdings I will deliver to the buyer the number of shares equal to 100% of Jorge Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Jorge Mas Settlement Price over the Cap Price, and the denominator of which is such Jorge Mas Settlement Price.

In connection with JM Holdings I’s entry into the Jorge Mas VFS Contract, JM Holdings I was entitled to receive aggregate net cash payments (amounts receivable by it upon entry into the Jorge Mas VFS Contract) of $145,892,632.06. Such amount was determined based on the market value of Company common stock on November 19, 2019.

Each component is exercisable on the same date as it expires, which date for each component, occurs between December 5, 2022, and December 16, 2022.

In addition, effective October 19, 2021 Jorge Mas entered into a loan arrangement with a financial institution pursuant to which Mr. Mas pledged 417,700 shares of the Company’s common stock to secure his obligations under such loan.

Jorge Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, JR Trust, Mas Partners III and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.

(4)	Includes: (i) 3,168,553 shares owned by Jose Mas individually; (ii) 1,197,414 shares owned by Jose Ramon Mas Holdings I, LLC, a Florida limited liability company (“JRM Holdings I”), which is controlled by Jose Ramon Mas Holdings, LLC, a Florida limited liability company (“JRM Holdings”), of which Jose Mas is the sole member; (iii) 848,941 shares owned by the JM Trust, of which Jose Mas is a trustee; (iv) 425,000 shares owned by the JR Trust, of which Patricia Mas, the wife of Jose Mas, is a trustee; (v) 276,000 shares owned by Mas Partners III, in which Jose Mas is a member; and (vi) 100,000 shares owned by the Family Foundation, of which Jose Mas is the secretary and a member of the Board of Directors. JRM Holdings I and JRM Holdings each possess sole voting and dispositive power with respect to 1,197,414 shares, the JM Trust possesses shared voting and dispositive power with respect to 848,941 shares, the JR Trust possesses shared voting and dispositive power with respect to 425,000 shares, Mas Partners III possesses shared voting and dispositive power with respect to 276,000 shares, the Family Foundation possesses shared voting and dispositive power with respect to 100,000 shares and Jose Mas possesses sole voting and dispositive power with respect to 4,365,967 shares and shared voting and dispositive power with respect to 1,649,941 shares.

On November 19, 2019, Jose R. Mas and the JR Trust entered into prepaid variable forward sale contracts (the “Jose Mas VFS Contracts”) with an unaffiliated third-party buyer. Jose Mas pledged an aggregate of 775,000 shares and the JR Trust pledged an aggregate of 212,500 shares (collectively, the “Jose Mas Pledged Shares”) of Company common stock to secure their obligations under the Jose Mas VFS Contracts and retained ownership and voting rights in their respective portions of the Jose Mas Pledged Shares during the term of the pledge.

The Jose Mas VFS Contracts obligate Jose Mas and the JR Trust to deliver to the buyer, on the applicable settlement date for the applicable component (of ten components for each contract), at Jose Mas’s or the JR Trust’s option, as applicable, up to 100% of the number of Jose Mas Pledged Shares for such component or an equivalent amount of cash. The number of shares of Company common stock to be delivered to the buyer on the settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of Company common stock on the designated valuation date for the applicable component (each, a “Jose Mas Settlement Price”) is less than or equal to the Floor Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer all of the Jose Mas Pledged Shares for the applicable component; (b) if such Jose Mas Settlement Price is greater than the Floor Price but less than or equal to the Cap Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer the number of shares equal to 100% of the Jose Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Jose Mas Settlement Price and (c) if such Jose Mas Settlement Price is greater than the Cap Price, Jose Mas or the JR Trust, as applicable, will deliver to the buyer the number of shares equal to 100% of Jose Mas Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Jose Mas Settlement Price over the Cap Price, and the denominator of which is such Jose Mas Settlement Price.

In connection with Jose Mas’s and the JR Trust’s entry into the Jose Mas VFS Contracts, Jose Mas was entitled to receive aggregate net cash payments (amounts receivable by him upon entry into the Jose Mas VFS Contract) of $45,226,715.94 and the JR Trust was entitled to receive aggregate net cash payments (amounts receivable by it upon entry into the Jose Mas VFS Contract) of $12,400,873.73. Such amounts were determined based on the market value of Company common stock on November 19, 2019.

Each component is exercisable on the same date as it expires, which date for each component, occurs between December 5, 2022, and December 16, 2022.

Jose Mas disclaims beneficial ownership of all shares of common stock held by the JM Trust, the JR Trust and the Family Foundation, except, in each case, to the extent of his pecuniary interest therein.

(5)	The amounts above for Jorge Mas and Jose Mas both include shares owned of record by the JM Trust, the JR Trust, Mas Partners III and the Family Foundation. This total only includes those shares once.

(6)	Shares are held by BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock (Luxembourg) S.A., BlackRock Fund Managers Ltd, BlackRock International, Limited, Aperio Group, LLC, BlackRock Advisors (UK) Limited, BlackRock (Singapore) Limited and BlackRock Life Limited, each of which is a subsidiary of BlackRock, Inc. BlackRock, Inc. possesses sole voting power with respect to 5,183,275 shares and sole dispositive power with respect to 5,481,959 shares, and its address is 55 East 52nd Street, New York, NY 10055. All information derived from BlackRock; Inc. Schedule 13G/A filed with the SEC on February 1, 2022.

(7)	The Vanguard Group possesses sole voting power with respect to 0 shares and shared voting power with respect to 29,520 shares and possesses sole dispositive power with respect to 4,992,397 shares and shared dispositive power with respect to 79,438 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. All information derived from The Vanguard Group Schedule 13G/A filed with the SEC on February 10, 2022.

(8)	Shares are held by Macquarie Group Limited, Macquarie Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Group Limited. Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust each possess sole voting and sole dispositive power with respect to 2,515,864 shares and Macquarie Investment Management Group Limited possesses sole voting and sole dispositive power with respect to 1,482 shares. The address of Macquarie Group Limited and Macquarie Investment Management Group Limited is 50 Martin Place Sydney, New South Wales, Australia. The address of Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. All information derived from BlackRock, Inc. Schedule 13G/A filed with the SEC on February 11, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Audit Committee Charter requires that the Audit Committee review and approve all transactions identified in Item 404(a) of Regulation S-K, in which we are a participant and in which a related person has or will have a direct or indirect material interest. In March 2007, the Audit Committee formally adopted written standards to apply when it reviews, approves or ratifies any such related party transaction. These standards provide that: (i) all related party transactions must be fair and reasonable to us at the time they are authorized by the Audit Committee; and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of most of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

RELATED PARTY TRANSACTIONS

MasTec purchases, rents and leases equipment and purchases various types of supplies and services used in its business, including ancillary construction services, project-related site restoration and marketing and business development activities, from a number of different vendors on a non-exclusive basis, and from time to time, rents equipment to, sells certain supplies, or performs construction services on behalf of, entities in which members of subsidiary management have ownership or commercial interests. For the years ended December 31, 2021, 2020 and 2019, such payments to related party entities totaled approximately $81.2 million, $80.9 million and $108.0 million, respectively. Payables associated with such arrangements totaled approximately $0.6 million and $8.9 million as of December 31, 2021, and 2020, respectively. Revenue from such related party arrangements totaled approximately $4.2 million, $4.1 million and $2.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. Related amounts receivable, net, totaled approximately $0.4 million and $0.5 million as of December 31, 2021, and 2020, respectively.

The Company rents and leases equipment and purchases certain supplies and servicing from CCI. Juan Carlos Mas, who is the brother of Jorge Mas, Chairman of MasTec’s Board of Directors, and José R. Mas, MasTec’s Chief Executive Officer, serves as the chairman of CCI, and a member of management of a MasTec subsidiary and an entity that is owned by the Mas family are minority owners. MasTec paid CCI $23.2 million, $6.8 million and $41.7 million, net of rebates for the years ended December 31, 2021, 2020 and 2019, respectively, related to this activity. Amounts payable to CCI, net of rebates receivable, totaled approximately $0.8 million and $4.2 million as of December 31, 2021, and 2020, respectively. The Company has also rented equipment to CCI. Revenue from equipment rentals to CCI totaled approximately $0.1 million and $0.9 million for the years ended December 31, 2021, and 2020, respectively. There were no related receivables as of December 31, 2021, and as of December 31, 2020, related receivables were de minimis.

MasTec has a subcontracting arrangement with an entity for the performance of construction services, the minority owners of which include an entity controlled by Jorge Mas and José R. Mas, along with two members of management of a MasTec subsidiary. For the years ended December 31, 2021, 2020 and 2019, MasTec incurred subcontracting expenses of approximately $90.3 million, $1.9 million and $10.3 million, respectively, under these arrangements. As of December 31, 2021, and 2020, related amounts payable totaled approximately $0.5 million and $1.4 million, respectively.

MasTec has a leasing arrangement for an aircraft that is owned by an entity that Jorge Mas owns. MasTec paid approximately $2.6 million for both the years ended December 31, 2021, and 2020 related to this leasing arrangement, and for the year ended December 31, 2019, paid approximately $2.4 million.

MasTec performs construction services on behalf of a professional Miami soccer franchise (the “Franchise”) in which Jorge Mas and José R. Mas are minority owners. Services provided by MasTec have included the construction of a soccer facility and stadium as well as wireless infrastructure services. For the year ended December 31, 2021, charges under these arrangements were de minimis, and for the years ended December 31, 2020, and 2019, MasTec charged approximately $7.1 million and $12.6 million, respectively. Related amounts outstanding as of December 31, 2021, and 2020, were de minimis. Payments for other expenses related to the Franchise totaled $0.6 million and $0.3 million for the years ended December 31, 2021, and 2020, respectively, for which there were no amounts outstanding as of either December 31, 2021, or 2020.

MasTec leases employees and provides satellite communication services to a customer in which Jorge Mas and José R. Mas own a majority interest. Charges to this customer under these arrangements totaled approximately $1.2 million, $1.3 million and $1.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, and 2020, related amounts receivable totaled approximately $0.8 million and $0.9 million, respectively.

In 2018, the Company acquired a construction management firm specializing in steel building systems, of which Juan Carlos Mas was a minority owner at the time of acquisition. During the third quarter of 2021, certain provisions relating to contingent consideration within the purchase agreement were clarified, for which the net impact is expected to be insignificant. For the year ended December 31, 2021, the Company paid $0.8 million of contingent consideration related to this agreement.

Additionally, the Company has certain arrangements with an entity in which members of management have an ownership interest, including a fee arrangement in conjunction with a $15.0 million letter of credit issued by the Company on behalf of this entity. For the years ended December 31, 2021, and 2020, approximately $0.8 million and $0.9 million, respectively, of income and recovery of costs was recognized in connection with these arrangements, and as of both December 31, 2021, and 2020, related amounts receivable totaled $0.4 million. In addition, for the year ended December 31, 2020, the Company advanced $1.2 million on behalf of this entity, which amount was collected as of December 31, 2020.

SPLIT DOLLAR AGREEMENTS

MasTec has an amended and restated split dollar life insurance agreement with (i) Jorge Mas, and José R. Mas and Juan Carlos Mas, as trustees of the Jorge Mas Irrevocable Trust (the “Jorge Mas trust”); and (ii) José R. Mas, and Jorge Mas, Juan Carlos Mas and Patricia Mas, as trustees of the José Ramon Mas Irrevocable Trust (the “José R. Mas trust”). The Company is the sole owner of each of the policies and is designated as the named fiduciary under each split dollar agreement, and the policies subject to the split dollar agreement may not be surrendered without the express written consent of the applicable trust. The total maximum face amount of the insurance policies subject to the split dollar agreements is capped at $200 million in the case of Jorge Mas and $75 million in the case of José R. Mas. Upon the death of the applicable executive or the survivor of the applicable executive and his wife, the Company is entitled to receive a portion of the death benefit under the policy equal to the greater of (i) premiums paid by the Company on the policy and (ii) the then cash value of the policy (excluding surrender charges or other similar charges or reductions) immediately before the triggering death. In addition, each executive is entitled to purchase the applicable policy under certain events, including a change in control of the Company.

The Company paid approximately $1.1 million in each of the years ended December 31, 2021, 2020 and 2019 in connection with the split dollar agreements for Jorge Mas and paid approximately $0.7 million in each of the years ended December 31, 2021, 2020 and 2019 in connection with the split dollar agreements for José R. Mas. Life insurance assets associated with these agreements, which amounts are included within other long-term assets, totaled approximately $24.0 million and $22.2 million as of December 31, 2021, and 2020, respectively.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

The Board of Directors, referred to as the Board, of MasTec, Inc., referred to as MasTec or the Company, is furnishing this Proxy Statement to solicit proxies on its behalf to be voted during the 2021 Annual Meeting of Shareholders of MasTec, referred to as the Annual Meeting, to be held solely by remote communication, in a “virtual only” format, on May 19, 2022, at 8:30 a.m. local time. This Proxy Statement summarizes the information you need to vote by proxy or during the Annual Meeting. You do not need to participate in the Annual Meeting to vote.

When was this Proxy Statement first sent, or given to security holders?

We began mailing the Notice of Internet Availability of Proxy Materials on or about April 6, 2022, to shareholders of record at the close of business on March 14, 2022.

Who is entitled to vote?

Only holders of record of shares of our common stock at the close of business on March 14, 2022, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the Record Date, 76,192,243 shares of common stock were issued and outstanding.

What is the quorum for the meeting?

A quorum requires the presence, in person or by proxy, of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. If less than a majority of the issued and outstanding shares entitled to vote is represented at the Annual Meeting, then the holders of the shares so represented may adjourn the Annual Meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the Annual Meeting before an adjournment is taken, unless a new record date is fixed for the Annual Meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes do I have?

Each share of common stock entitles its owner to one vote on each matter brought before the Annual Meeting.

How do shareholders of record vote?

If your shares of our common stock are registered directly in your name, then you are a shareholder of record, and you will receive your Notice of Internet Availability of Proxy Materials directly from us.

For shareholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge Financial Solutions, Inc. (“Broadridge”), our independent tabulator, by 11:59 p.m., Eastern Time, on May 18, 2022. Submitting your vote via mail, telephone or the Internet will not affect your right to vote during the Annual Meeting should you decide to participate in the Annual Meeting. See “Can I change my vote after I have voted?” below.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet or telephone should understand that third parties may charge fees for voting in this manner such as usage charges from Internet access providers and telephone companies, which are borne by the shareholder.

A shareholder of record may vote during the Annual Meeting by following the instructions at MasTec’s Annual Meeting website.

How do I vote my shares if they are held by my broker?

If you hold your shares of common stock through a broker, bank or other intermediary, then you are considered the beneficial owner of shares held in “street name,” and your intermediary will send you printed copies of the proxy materials or provide instructions on how to access proxy materials electronically. You are entitled to direct the intermediary how to vote your shares by following the voting instructions that the intermediary provides to you.

How do I vote my shares that are held in my 401(k) Retirement Plan?

All persons who have shares of our common stock allocated to their accounts as participants or beneficiaries under the MasTec, Inc. 401(k) Retirement Plan, which we refer to as the 401(k) Plan, may instruct Bank of America Merrill Lynch, which acts as the trustee for the 401(k) Plan and which we refer to as the Trustee, to vote the shares of common stock held for their account as participants or beneficiaries of the 401(k) Plan. You can instruct the voting of stock you hold in the 401(k) Plan by requesting a voting instruction card to sign, date and return, or by submitting your vote by telephone or through the Internet.

Please see the Notice of Internet Availability of Proxy Materials we sent to you or this Proxy Statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the 401(k) Plan must be returned by 11:59 p.m., Eastern Time, on May 18, 2022. In the event no voting instruction card is received from a participant or beneficiary or a voting instruction card is received without instructions, or in the event shares are not yet allocated to any participant’s account, those shares will not be voted for any of the proposals. The Trustee does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the Trustee, as proxy, will vote upon such matters per its judgment.

Any 401(k) Plan participant or beneficiary who executes and delivers a proxy card may revoke it at any time prior to its use by executing and delivering a duly executed voting instruction card bearing a later date or by giving written notice to the Trustee. The Trustee will vote the shares held for the accounts of the participants or their beneficiaries in the 401(k) Plan in accordance with the instructions noted thereon, and only the Trustee of the 401(k) Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries participate in the Annual Meeting.

What am I voting on?

At the Annual Meeting, our shareholders will be asked to vote on the following proposals:

1.	The election of C. Robert Campbell, Robert J. Dwyer and Ava L. Parker as Class III directors to serve until the 2025 Annual Meeting of Shareholders.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year.

3.	Approval of a non-binding advisory resolution regarding the compensation of our NEOs, and

4.	Such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting.

What vote is required for the proposals?

Election of directors

If a quorum is present, directors will be elected pursuant to the affirmative vote of a plurality of the shares of common stock voting during the Annual Meeting or represented by proxy at the Annual Meeting, which means that the three nominees who receive the most affirmative votes will be elected to the Board. Shareholders entitled to vote may vote in favor of all the nominees or any individual nominee or withhold their votes as to all the nominees or any individual nominee.

Our Board’s Governance Principles include a director majority vote policy. The majority vote policy is applicable solely to uncontested elections, which are those elections in which the number of nominees for election is less than or equal to the number of directors to be elected. Under the majority vote policy any nominee for director who receives more “withheld” votes than “for” votes in an uncontested election must submit a written offer to resign as director. Any such resignation will be reviewed by the Nominating, Sustainability and Corporate Governance Committee, and, within 90 days after the election, the independent members of the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation in furtherance of the best interests of MasTec and its shareholders.

Ratification of BDO USA, LLP as our independent registered public accounting firm

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that the number of votes cast during the Annual Meeting in favor of ratification exceeds the number of votes cast opposing ratification.

Approval of a non-binding advisory resolution regarding the compensation of our NEOs

If a quorum is present, approval requires that the number of votes cast during the Annual Meeting in favor of resolution exceeds the number of votes cast opposing the resolution.

How are abstentions and broker “non-votes” treated?

Abstentions

Pursuant to Florida law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Broker “non-votes”

Under the rules of the New York Stock Exchange, which we refer to as the NYSE, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer with respect to such shares, the broker may vote those shares on only “routine” matters. A broker may not vote such shares on “non-routine” matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, broker non-votes will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Other than Proposal No. 2 (the ratification of the appointment of BDO USA, LLP as our independent certified public accounting firm), all the proposals in this Proxy Statement are considered “non-routine” matters. For this reason, we urge you to give voting instructions to your broker. If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name will be permitted to vote those shares in their discretion for any such routine matters.

Will there be any other items of business on the agenda?

The Board does not know of any other matters that will be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board. If any other matter should come before the Annual Meeting, or any nominee is not available for election, the persons named in the proxy that a shareholder submitted via the Internet, phone or mail will have discretionary authority to vote all shares represented by such proxy unless otherwise specified to the contrary with respect to such matters in accordance with the recommendation of the Board.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy via the Internet, phone or mail, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

●	For: The election of C. Robert Campbell, Robert J. Dwyer and Ava L. Parker as Class III directors to serve until the 2025 Annual Meeting of Shareholders.

●	For: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2022 fiscal year; and

●	For: Approval of a non-binding advisory resolution regarding the compensation of our NEOs; and

●	In accordance with the recommendation of the Board “for” or “against” all other business as may properly be brought before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Can I change my vote after I have voted?

You may revoke a proxy given pursuant to this solicitation at any time prior to its exercise by:

●	Delivering written notice to our Corporate Secretary at MasTec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

●	Executing and delivering to our Corporate Secretary a proxy with a later date.

●	Participating in the Annual Meeting and voting on the Annual Meeting website; or

●	Submitting a telephonic or electronic vote with a later date.

With respect to telephonic or electronic votes, the last vote transmitted will be the vote counted. Participation in the Annual Meeting will not constitute revocation of a proxy submitted by telephone or electronic means.

Will anyone contact me regarding the proposals described in this Proxy Statement?

No arrangements or contracts have been made or entered with any solicitors as of the date of this Proxy Statement, but we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, we reserve the right to solicit proxies through our directors, officers and employees in person and by telephone or facsimile; however, these persons will not receive any additional compensation for any such solicitation efforts.

Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held by them as of the Record Date.

Who has paid for this proxy solicitation?

All expenses incurred about the solicitation of proxies, including the printing and mailing of this Proxy Statement should you request a printed copy of the proxy materials, will be borne by MasTec.

How do I obtain a list of MasTec’s shareholders?

A list of MasTec’s shareholders as of the Record Date will be available for inspection at our corporate headquarters located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 during normal business hours during the 10-day period immediately prior to the Annual Meeting.

How do I submit a proposal for the 2023 Annual Meeting?

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified under our bylaws. Under our bylaws, we must receive any eligible proposal from an eligible shareholder intended to be presented at the 2023 Annual Meeting of Shareholders on or before December 7, 2022 for the proposal to be properly brought before that meeting, except that if the date of the 2023 Annual Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, the notice shall be received not less than 150 calendar days prior to the date of the contemplated 2023 Annual Meeting of Shareholders or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated 2023 Annual Meeting of Shareholders, whichever first occurs. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 7, 2022 (or such other deadline in accordance with the above) of an intent to present any proposal at MasTec’s 2023 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134.

OTHER BUSINESS

Notice Procedures and Shareholders’ Proposals for the 2023 Annual Meeting of Shareholders

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before an annual meeting by or at the direction of our Board or, in the case of business other than director nominations, by a shareholder entitled to vote who has delivered written notice as specified by our bylaws. Under our bylaws, MasTec must receive any eligible proposal from an eligible shareholder intended to be presented at the 2023 Annual Meeting of Shareholders on or before December 7, 2022 for the proposal to be properly brought before the meeting, except that if the date of the 2023 Annual Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, the notice shall be received not less than 150 calendar days prior to the date of the contemplated 2023 Annual Meeting of Shareholders or the date that is 10 calendar days after the date of the first public announcement or other notification to shareholders of the date of the contemplated 2023 Annual Meeting of Shareholders, whichever first occurs. This same deadline also applies for any shareholder proposal to be eligible for inclusion in our Proxy Statement and proxy related to that meeting pursuant to SEC Rule 14a-8. Any notice regarding any shareholder proposal must include the information specified in Article I, Section 9 of our bylaws. If a shareholder fails to comply with Article I, Section 9 of our bylaws or notifies MasTec after December 7, 2022 (or such other deadline in accordance with the above) of an intent to present any proposal at MasTec’s 2023 Annual Meeting of Shareholders, irrespective of whether the shareholder is seeking to include the proposal in MasTec’s Proxy Statement and proxy pursuant to SEC Rule 14a-8, the proposal will not be considered properly brought before the meeting. A copy of our bylaw requirements will be provided upon written request to: MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134.

In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act (which will be in effect for next year’s annual meeting), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (without exhibits or documents incorporated by reference therein) are available without charge to shareholders upon written request to MasTec Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida, 33134 or by calling (305) 599-1800, by first class mail or other equally prompt means within one (1) business day of receipt of such request, or via the Internet at www.mastec.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, and such information is not a part of this Proxy Statement.

Other Matters that May Come Before the Annual Meeting

The Board does not intend to present, and knows of no others who intend to present, at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote any proxies on such matters in accordance with their judgment.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single annual report and proxy statement or Notice of Internet Availability of Proxy Materials will be delivered to multiple street name shareholders sharing an address unless contrary instructions have been received from one or more of the affected shareholders. Once a shareholder has received notification from its broker that it will be “householding” communications to such shareholder’s address, “householding” will continue until such shareholder is notified otherwise or until such shareholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2022 proxy statement and 2021 annual report or Notice of Internet Availability of Proxy Materials, and/or wishes to receive separate copies of proxy statements and annual reports or Notices of Internet Availability of Proxy Materials in the future, or if, at any time, shareholders who share an address and receive separate copies of the 2022 proxy statement and 2021 annual report or Notice of Internet Availability of Proxy Materials, who would like to receive a single copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials in the future, such shareholder or shareholders may (1) notify its or their broker or brokers or (2) direct its or their written or oral request to: MasTec, Inc., Legal Department, 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134, (305) 599-1800.

Upon written or oral request of a shareholder at a shared address to which a single copy of the 2022 proxy statement and 2021 annual report or Notice of Internet Availability of Proxy Materials was delivered, we will deliver promptly separate copies of these documents.

We request that you promptly request a proxy card to sign, date, and return or vote your proxy over the telephone or through the Internet so that your vote will be included at the meeting.

Alberto de Cardenas, Secretary

Coral Gables, Florida

April 6, 2022

MasTec

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTZ2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by MasTec, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72698-P68755

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MASTEC, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) C. Robert Campbell
02) Robert J. Dwyer
03) Ava L. Parker

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In the Proxies' discretion, in accordance with the recommendation of MasTec's Board of Directors, the Proxies are authorized to vote on any other business that may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D72699-P68755

PROXY FOR 2022 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED BY THE BOARD OF DIRECTORS OF MASTEC, INC.

The undersigned hereby constitutes and appoints Alberto de Cardenas and Cristina Canales (the "Proxies"), or either of them, each with full power of substitution, attorneys and Proxies for the undersigned, to vote all shares of Common Stock of MasTec, Inc. ("MasTec") that the undersigned would be entitled to vote at the 2022 Annual Meeting of Shareholders (the "Annual Meeting") to be held solely by remote communication, in a "virtual only" format at 8:30 a.m. EDT on Thursday, May 19, 2022, or any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side, in the manner directed herein.

If shares of MasTec's Common Stock are issued to or held for the account of the undersigned under the MasTec 401(k) Retirement Plan (the "Plan"), then the undersigned hereby directs the Trustee of the Plan to vote all shares of MasTec's Common Stock in the undersigned's name and/or account under the Plan in accordance with the instructions given herein at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including, but not limited to, the matters stated on the reverse side.

ANY PROPER PROXY RECEIVED BY MASTEC AS TO WHICH NO CHOICE HAS BEEN INDICATED WILL BE VOTED BY THE PROXIES "FOR ALL" THE NOMINEES SET FORTH ON THE REVERSE SIDE, "FOR" THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022, "FOR" A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND IN ACCORDANCE WITH THE RECOMMENDATION OF MASTEC'S BOARD OF DIRECTORS ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING. YOUR PROXY CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS CARD OR FOLLOW THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTING SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side